Exhibit 10.17
INVESTMENT AGREEMENT
effective as of December 17, 2007
among
THE O’GARA GROUP, INC.,
WALNUT INVESTMENT PARTNERS, L.P.,
WALNUT HOLDINGS O’GARA LLC,
HAUSER 43, LLC,
MARK J. HAUSER,
MARGIE HAUSER,
PMR, LLC,
BULLIMORE LIMITED,
WILFRED T. O’GARA,
KURT M. CAMPBELL
RICHARD T. HOLMAN-VLCEK
BRETT T. BEAMAN
and
WILLIAM J. MOTTO

Page
ARTICLE IX TERMINATION	36
Section 9.1 Termination	36
Section 9.2 Effect of Termination	36

     THIS INVESTMENT AGREEMENT (“Agreement”) effective as of the 17th day of December 2007 is made among THE O’GARA GROUP, INC., an Ohio corporation (the “Company”), WALNUT INVESTMENT PARTNERS, L.P., a Delaware limited partnership (“Walnut”), WALNUT HOLDINGS O’GARA LLC, an Ohio limited liability company (“WHO”), HAUSER 43, LLC, an Ohio limited liability company (“Hauser LLC”), MARK J. HAUSER (“MH”), MARGIE HAUSER (“M. Hauser”) (Hauser LLC, MH and M. Hauser collectively, “Hauser”), PMR, LLC, a Vermont limited liability company (“PMR”), THE BULLIMORE LIMITED (“Bullimore”), WILFRED T. O’GARA (“W. O’Gara”), WILLIAM J. MOTTO (“Motto”), RICHARD T. HOLMAN-VLCEK (“Holman-Vlcek”), BRETT T. BEAMAN (“Beaman”) and KURT M. CAMPBELL (“Campbell”) (Walnut, WHO, Hauser, PMR, Bullimore, W. O’Gara, Motto, Holman-Vocek, Beaman and Campbell collectively, the “Investors”; individually, an “Investor”).
PREAMBLE
     A. The Company requires additional equity financing in order to provide additional working capital to the Company and for other corporate purposes.
     B. Each of the Investors is willing, on the terms and conditions contained in this Agreement, to purchase shares of New B-6 Series Preferred Stock no par value per share, of the Company (“New B-6 Series”).
ARTICLE I
DEFINED TERMS
     Section 1.1 Definitions.
     The following terms, when used in this Agreement, have the following meanings, unless the context otherwise indicates:
     “‘33 Act” means the Securities Act of 1933, as amended, or any similar federal law then in force, and the rules and regulations promulgated thereunder.
     “‘34 Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force, and the rules and regulations promulgated thereunder.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the ‘34 Act.
     “Best Knowledge” shall mean the actual knowledge of the person or entity.
     “Closing” and “Closing Date” mean the consummation of the Company’s issuance and sale, and the Investors’ purchase, of shares of the New B-6 Series of New Class B Preferred Stock under Section 2.1 of this Agreement and the date on which the same occurs or occurred.
     “Commission” means the United States Securities and Exchange Commission.

     “Common Stock” means the common stock, no par value per share, of the Company.
     “Disclosure Schedule” means the schedule of exceptions to, and qualifications of, the warranties and representations of the Company set forth in Article III hereof.
     “Employee Benefit Plan” means any plan regulated under the Employee Retirement Income Security Act of 1984, as amended (“ERISA”), and any similar federal law then in force, and the rules and regulations promulgated thereunder.
     “Executive Management Team” means Thomas M. O’Gara, Wilfred T. O’Gara and Michael J. Lennon.
     “Existing Articles” means the Third Amended and Restated Articles of Incorporation of the Company in the form attached hereto and incorporated herein as Schedule 3.1-1.
     “Financial Statements” shall mean: (x) the audited financial statements of the Company existing as of December 31, 2006 (including all schedules and notes thereto), consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the period then ended; and (y) the unaudited financial statements of the Company as of September 30, 2007, consisting of the balance sheet at such date and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the nine (9) month period then ended. In addition, after the date of this Agreement, the term “Financial Statements” shall include any and all annual and interim financial statements thereafter issued by or on behalf of the Company, which shall be consolidated and consolidating financial statements of the Company and all its Subsidiaries. All interim financial statements shall exclude footnotes.
     “Financial Statement Date” means the date of the most recent Financial Statements of the Company.
     “Holder” means each Investor (or its or his successors or permitted assigns) and any other Person who or that holds either New Class B Preferred acquired under this Agreement or Common Stock into which New Class B Preferred acquired under this Agreement has been converted.
     “Independent Public Accountants” means that firm of independent certified public accountants selected by the Company’s Board of Directors.
     “Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement or other encumbrance of any kind.
     “New Class A Preferred” means the shares of New Class A 3% Cumulative Participating Preferred Stock in the Company of any series, no par value per share, having the rights, preferences and privileges set forth in the Existing Articles, as amended hereunder.

     “New Class B Preferred” means the shares of New Class B 5% Cumulative Participating Preferred Stock in the Company of any series, no par value per share, having the rights, preferences and privileges set forth in the Existing Articles, as amended hereunder.
     “OGCL” means the Ohio General Corporation Law, Sections 1701.01 et seq. of the Ohio Revised Code.
     “Public Offering” means both: (i) the date of the effectiveness of any registration statement relating to the underwritten distribution of the Company’s Common Stock which is filed by the Company under the ‘33 Act; and (ii) the process of distributing such Common Stock to the public.
     “Regulations” means the Amended and Restated Regulations of the Company in the form attached hereto and incorporated herein as Schedule 3.1-2.
     “SBA” means the federal Small Business Administration and any successor regulatory body.
     “Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement dated as of July 14, 2006 among the Company, Walnut, Walnut Private Equity Fund, L.P. (“WPEF”), WHO, PMR, Hauser, Hauser LLC, Motto, The Thomas M. O’Gara Trust, W. O’Gara, Michael J. Lennon (“Lennon”), Campbell and all other holders of issued and outstanding capital stock of the Company from time to time outstanding, all in the form attached hereto and incorporated herein as Schedule 6.6-1.
     “Subsidiary” or “Subsidiaries” of any person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person.
     “Walnut Board Member” means any individual who sits on the Company’s Board of Directors at the designation (whether by written agreement or otherwise) of Walnut. There shall be two (2) Walnut Board Members, initially Frederic H. Mayerson and James M. Gould.
     Section 1.2 General Provisions.
     The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words “herein,” “hereof,” “hereunder,” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

ARTICLE II
PURCHASE AND SALE TERMS
     Section 2.1 Purchase and Sale of New Class B Preferred at Closing.
     Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to each of the Investors, and each of the Investors shall, severally and not jointly and severally, purchase from the Company, that number of shares of the New B-6 Series of New Class B Preferred set forth opposite the name of such Investor on Schedule 2.1 attached hereto for the purchase price set forth opposite that Investor’s name on Schedule 2.1. An aggregate of Twenty-Four Thousand (24,000) shares of the New B-6 Series of New Class B Preferred (collectively, the “Closing Shares”) shall be issued to the Investors at the Closing for an aggregate purchase price of Three Million and 00/100 Dollars ($3,000,000.00) (the “Closing Purchase Price”). No Investor shall be liable for the failure of any other Investor to comply with its purchase obligations under this Section 2.1.
     Section 2.2 Payment of Closing Purchase Price for New Class B Preferred.
     At the Closing, each Investor shall pay its portion of the Closing Purchase Price for the shares of New Class B Preferred to be acquired by such Investor under Section 2.1 by wire transfer of immediately available funds to an account designated in writing by the Company.
     Section 2.3 Transfer Legends and Restrictions.
     The transfer of the shares of New Class B Preferred purchased hereunder by the Investors (collectively, “Shares”) will be restricted in accordance with the terms hereof and of the Shareholders Agreement. Each certificate evidencing the shares of New Class B Preferred, including any certificate issued to any transferee thereof, shall be imprinted with legends in substantially the following form (unless otherwise permitted under this Section 2.3 or unless such shares of New Class B Preferred shall have been effectively registered and sold under the ‘33 Act and applicable state securities laws):
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS: (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. TRANSFER OF THE SECURITIES IS FURTHER RESTRICTED AS PROVIDED IN THE SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF JULY 14, 2006, A COPY OF WHICH IS AVAILABLE AT THE COMPANY’S OFFICES.”

     Each Holder of Shares by acceptance thereof agrees, so long as any legend described in this Section shall remain on the certificates evidencing the Shares, as the case may be, prior to any transfer of any of the same (except for a transfer effected pursuant to an effective registration statement under the ‘33 Act or in compliance with Rule 144 or Rule 144A thereunder), to give written notice to the Company of such Holder’s intention to effect such transfer and agrees to comply in all material respects with the provisions of this Section 2.3. Such notice, if required, shall describe the proposed method of transfer of the Shares in question. Upon receipt by the Company of such notice, if required, and if in the opinion of counsel to such Holder, which opinion shall be reasonably satisfactory to the Company, the proposed transfer may be effected without registration under the ‘33 Act in compliance with Section 4(2) or Rules 144 or 144A thereunder and under applicable state securities laws, then the proposed transfer may be effected; provided, however, that in the case of any Holder which is a partnership, no such opinion of counsel shall be necessary for a transfer by such partnership to a partner of such partnership, or a retired partner of such partnership who retires after the date such partnership became a Holder, or the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section 2.3 to the same extent as if such transferee were originally a signatory to this Agreement. Upon receipt by the Company of such opinion and of such agreement by the transferee to be bound by this Section 2.3, the Holder of such Shares shall thereupon be entitled to transfer the same in accordance with the terms of the notice (if any) delivered by such Holder to the Company. Each certificate, if any, evidencing the Shares, as the case may be, issued upon any such transfer shall bear the legend set forth in this Section 2.3. Upon the written request of a Holder of the Shares, the Company shall remove the foregoing legend from the certificates evidencing such Shares, as the case may be, and issue to such Holder new certificates therefor, free of any transfer legend if, with such request, the Company shall have received an opinion of counsel selected by the Holder, such opinion to be reasonably satisfactory to the Company, to the effect that any transfers by said Holder of such Shares may be made to the public without compliance with either Section 5 of the ‘33 Act or Rule 144 thereunder and applicable state securities laws. In no event will such legend be removed if such opinion is based upon the “private offering” exemption of Section 4(2) of the ‘33 Act.
     Notwithstanding the foregoing, in the event of a conflict between the provisions of this Section 2.3 and the provisions of Sections 4.2(c) or 4.2(d) hereof, the provisions of Sections 4.2(c) or 4.2(d) shall prevail and control. Nothing in this Section 2.3 shall be deemed to be in derogation of, or to be excepted from, the restrictions on transfer set forth in the Shareholders Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH
RESPECT TO THE COMPANY
     Except as set forth in the Disclosure Schedule furnished pursuant to this Agreement, the Company represents and warrants to the Investors (and each of them), at and as of the date hereof and also at and as of the Closing:

     Section 3.1 Corporate Existence.
     The Company is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. The Company has all requisite power and authority to conduct its business and to own its properties as now conducted and owned and as proposed to be conducted and owned. Schedule 3.1-1 attached hereto sets forth a true, complete and correct copy of the Existing Articles, as amended hereunder. Schedule 3.1-2 attached hereto sets forth a true, complete and correct copy of the Regulations. The Company is qualified to do business as a foreign corporation in all jurisdictions in which the nature of its properties and business requires such qualification and in which the failure to be so qualified would materially adversely affect the business, assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole.
     Section 3.2 Subsidiaries.
     Section 3.2 of the Disclosure Schedule sets forth a list of all Subsidiaries of the Company. Each Subsidiary is a corporation duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its jurisdiction of incorporation as stated on the said Section 3.2 of the Disclosure Schedule; has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, as now being conducted, and is duly qualified and in good standing (or the local law equivalent) as a foreign corporation in all jurisdictions in which it is required to be so qualified, except where the failure to be so qualified and in good standing would materially adversely affect the business assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole. Each Subsidiary is wholly owned by the Company and no person other than the Company has any “phantom equity” or similar rights or interests in any of the Subsidiaries.
     Section 3.3 Power and Authority.
     The Company has all requisite power and authority, and has taken all required corporate and other action necessary (including shareholder approval) to permit it, to own and hold properties to carry on its business, to execute and deliver this Agreement, to issue and sell shares of the New B-6 Series of the New Class B Preferred as herein provided, and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required to be executed, delivered or performed by the Company by this Agreement. None of such actions will violate any provision of the Company’s Existing Articles, the Existing Articles, as amended hereunder, or Regulations or result in the breach of or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any Company asset. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by the Investors) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. No event has occurred and no condition exists that would constitute a violation of this Agreement. The issuance of shares of New B-6 Series of New Class B Preferred hereunder does not give any person rights to terminate any material agreements with the Company or otherwise to exercise material rights against the Company.

     Section 3.4 Ownership and Status of Capital Stock.
          (a) Section 3.4 of the Disclosure Schedule is a capitalization table that sets forth the capital stock that the Company is authorized to issue, has issued, has outstanding, has reserved for issuance upon conversion of the New Class A Preferred and New Class B Preferred into Common Stock and has reserved for issuance upon the exercise of outstanding options or warrants. All outstanding shares of Common Stock, New Class A Preferred and New Class B Preferred are, and upon issuance and payment therefor in accordance with the terms of this Agreement, all of the outstanding shares of New Class B Preferred to be issued under this Agreement will be, duly authorized, validly issued, fully paid and non-assessable. Upon conversion of any shares of the New B-6 Series of New Class B Preferred issued hereunder, the shares of Common Stock issuable in connection therewith will be duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of capital stock of the Company have been issued in full compliance with applicable laws. No shares of Common Stock, New Class A Preferred or New Class B Preferred are held in the Company’s treasury. The Common Stock, the New Class A Preferred and the New Class B Preferred are not and will not be entitled to cumulative voting rights, preemptive rights, anti-dilution rights and so-called registration rights under the ‘33 Act, except as otherwise provided in this Agreement, the Investment and Recapitalization Agreement dated as of July 14, 2006 (the “2006 Recapitalization Agreement”), the Shareholders Agreement and the Existing Articles, as amended hereunder. The Common Stock, the New Class A Preferred and New Class B Preferred have the preferences, voting powers, qualifications and special or relative rights or privileges set forth in this Agreement, the Shareholders Agreement and the Existing Articles, as amended hereunder.
          (b) Except as set forth on Section 3.4 of the Disclosure Schedule or as provided to the Investors in this Agreement, there are: (x) no outstanding options, offers, warrants, conversion rights, contracts, or other rights to subscribe for or to purchase from the Company, or contracts obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), Common Stock, New Class A Preferred and New Class B Preferred or other capital stock of the Company (whether debt, equity or a combination thereof) or securities convertible into or exchangeable for Common Stock, New Class A Preferred and New Class B Preferred or other capital stock or “phantom” stock or similar interests; and (y) no contracts or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any shares of its Common Stock. Other than pursuant to a transaction contemplated by, and in accordance with, Section 4.3 of the Disclosure Schedule and Section 4.3 of this Agreement, there is, and immediately upon consummation of the transactions contemplated hereby there will be, no agreement, with respect to the issuance or sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities) except for the offering and sale of shares of New B-6 Series of New Class B Preferred pursuant to this Agreement and the applicable provisions of the Existing Articles, as amended hereunder. The Company has no obligation to register any of its presently outstanding securities or any of its securities which may thereafter be issued under the ‘33 Act.

     Section 3.5 Financial Condition.
     The Company has furnished to the Investors its Financial Statements, which, together with the schedules and notes thereto, are complete and correct, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, and fairly present in all material respects the financial condition of the Company as of the dates specified (except that the interim financial statements do not include footnotes). The Financial Statements are in accordance with the books and records of the Company (including its predecessor) as of the dates and for the periods indicated, present fairly in all material respects the financial position, results of operations, shareholders’ equity and changes in financial position of the Company (including its predecessor) as of the respective dates and for the respective periods indicated and have been prepared in accordance with GAAP applied on a consistent basis (except as described in such statements, notes thereto and schedules) (except that the interim financial statements do not include footnotes).
          Section 3.5.1 Absence of Undisclosed Liabilities.
     The Company and its Subsidiaries have no material liabilities, matured or unmatured, fixed or contingent, which are not fully reflected or provided for on the balance sheet of the Company as of the date hereof attached hereto as Exhibit 3.5.1, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5), whether or not required by GAAP to be shown on the balance sheets, except: (i) obligations to perform under commitments incurred in the ordinary course of business after the date hereof; (ii) liabilities disclosed in the Financial Statements; and (iii) other liabilities as set forth in Section 3.5.1 of the Disclosure Schedule.
          Section 3.5.2 Taxes.
     The Company (including its predecessor) has accurately completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the Internal Revenue Service, the State of Ohio other states or governmental subdivisions and all foreign countries and has paid, or made adequate provision in the Financial Statements for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due (or, to the Best Knowledge of the Company, claimed by such authority or jurisdiction to be due) on or in respect of such tax returns and reports. To the Best Knowledge of the Company: (a) there are no other federal, Ohio or other state, county, municipal or foreign taxes that are due and payable by the Company that have not been so paid; (b) there are no other federal, state, county, municipal or foreign tax returns or reports that are required to be filed which have not been so filed; and (c) there are no unpaid assessment for additional taxes for any fiscal period or any basis thereof. The Company’s (including the predecessor’s) federal or state income tax returns have never been audited. Proper and accurate amounts have been withheld by the Company from its employees and the employees of its Subsidiaries for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law. Proper and accurate, in all material respects, federal and state returns have been filed by the

Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Company in accordance with and to the extent required by GAAP.
     Section 3.6 Absence of Certain Changes.
     Except as set forth in Section 3.6 of the Disclosure Schedule, since December 31, 2006, there has not been:
     (a) any material adverse change in the business, assets, liabilities, condition or prospects of the Company and its Subsidiaries from that shown by the Financial Statements as of December 31, 2006;
     (b) any damage, destruction or loss of any of the properties or assets of the Company or any of its Subsidiaries (whether or not covered by insurance) materially adversely affecting the business, assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole;
     (c) any dividend or other distribution in respect of any of the Company’s capital stock paid, declared or set aside or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by the Company;
     (d) any labor dispute, or any other event, development, or condition, of any character, or threat of the same, materially adversely affecting the business or prospects of the Company and its Subsidiaries, taken as a whole;
     (e) any material asset or property of the Company or any of its Subsidiaries made subject to a Lien of any kind;
     (f) any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by the Company or any of its Subsidiaries, other than current liabilities or obligations incurred in the ordinary course of business;
     (g) any waiver of any valuable right of the Company or any of its Subsidiaries, or the cancellation of any material debt or claim held by the Company or any of its Subsidiaries;
     (h) any issuance of any capital stock or other securities (including options, warrants or rights) of the Company or of any of its Subsidiaries or any agreements or commitments respecting the same;

     (i) any sale, license, assignment or other transfer of any material tangible or intangible assets of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice;
     (j) any loan by the Company to any officer, director, employee or shareholder of the Company or any agreement or commitment therefor;
     (k) any increase, direct or indirect, in the compensation paid or payable to any officer or director of the Company or any of its Subsidiaries not in the ordinary course of business consistent with past practice;
     (l) any wage or salary increase applicable to any group or classification of employees generally (other than in the ordinary course of business consistent with past practice and in connection with the general salary plan of the Company);
     (m) any cancellation or compromise by the Company or any of its Subsidiaries of any debt or claim, except in the ordinary course of business and consistent with past practice;
     (n) any waiver or release by the Company or any of its Subsidiaries of any rights of material value;
     (o) any transfer or grant by the Company or any of its Subsidiaries of any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, servicemarks or copyrights or with respect to any know-how not in the ordinary course of business consistent with past practice;
     (p) any material transaction, contract or commitment by the Company or any of its Subsidiaries, except contracts listed, or which pursuant to the terms hereof are not required to be listed, on Section 3.6 of the Disclosure Schedule hereto, and except this Agreement and the transactions contemplated hereby; or
     (q) any change by the Company in accounting methods or practices.
     Section 3.7 Litigation.
     There are no suits, proceedings (including arbitration proceedings) or investigations (including any audit proceedings by any governmental agency with jurisdiction over governmental procurements or contracts) pending or, to the Best Knowledge of the Executive Management Team, threatened against or affecting the Company or any of its Subsidiaries or any shareholder, director or officer of the Company or any of its Subsidiaries that could have a material adverse effect on the business, assets, liabilities, prospects or financial or other condition of the Company and its Subsidiaries, taken as a whole, or the ability of any shareholder, director or officer to participate in the affairs of the Company or that concern the transactions contemplated by the Agreement. The foregoing includes, without limiting its generality, actions pending or, to the Best Knowledge of the Executive Management Team, threatened (or any basis therefor known to the Company) involving the prior employment of any employees or currently contemplated prospective employees of the Company or any of its Subsidiaries or their use, in connection with the business of the Company or any of its Subsidiaries, of any information or techniques which might be alleged to be proprietary to their former employer(s).
     Section 3.7.1 Conflict of Interests.
     Neither the Company nor, to the Best Knowledge of the Executive Management Team, any of its Subsidiaries nor, to the Best Knowledge of the Executive Management Team, any officer, employee, agent or any other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in of a position to help or hinder the business of the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) that: (a) might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) if not given in the past, might have had a material adverse effect on the assets, business, operations or prospects of the Company or any of its Subsidiaries; or (c) if not continued in the future, might materially adversely affect the business, assets, liabilities operations or prospects of the Company or any of its Subsidiaries.
     Section 3.7.2 Other Relationships.
     Except as set forth in Section 3.7.2 of the Disclosure Schedule, to the Best Knowledge of the Executive Management Team, the shareholders, directors and officers of the Company have no interest (other than as non-controlling holders of securities of a publicly traded company), either directly or indirectly, in any entity, including without limitation, any corporation, partnership, joint venture, limited liability company, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, member, manager, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently: (i) engages in any activity which is the same, similar to or competitive with any activity or business in which the Company or any of its Subsidiaries is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with the Company or any of its Subsidiaries; or (iii) has any direct or indirect interest in any asset or property used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company or any of its Subsidiaries. Except as set forth in Section 3.7.2 of the Disclosure Schedule, no current or former shareholder, director, officer or employee of the Company or any of its Subsidiaries nor any Affiliate of any

such person, is at present, or since the inception of the Company’s predecessor has been, directly or indirectly through his or her affiliation with any other person or entity, a party to any transaction (other than as an employee or consultant) with the Company or any of its Subsidiaries providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.
     Section 3.8 Licenses; Compliance with Laws, Other Agreements, etc.
     The Company and each of its Subsidiaries possess all franchises, permits, licenses and other rights that are necessary for the conduct of its business, all such franchises, permits, licenses and other rights are in good standing and in full force and effect, and, to the Best Knowledge of the Company, there is no basis for the denial or non-renewal in the future of such rights, franchises, permits, licenses and other rights. The Company and each of its Subsidiaries are in full compliance with all such franchises, permits, licenses and other rights. Neither the Company nor any of its Subsidiaries is in violation of any order or decree of any court, or of the provisions of any contract or agreement to which it is a party or by which it may be bound, or of any law, order, or regulation of any governmental authority, and neither this Agreement nor the transactions contemplated hereby will result in any such violation.
     Section 3.8.1 Intellectual Property Rights and Government Approvals.
     Included in Section 3.8.1 of the Disclosure Schedule is a true and complete list of all patents, trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities) and rights or licenses to use the same, and any and all applications therefor, presently owned or held by the Company or any of its Subsidiaries. Such patents, trademarks, service marks, trade names, copyrights and rights or licenses to use the same, and any and all applications therefor, as well as all trade secrets and similar proprietary information owned or held by the Company or any of its Subsidiaries, are all that are required to enable the Company or any of its Subsidiaries to conduct its business as now conducted, and the Company and each of its Subsidiaries believe that they either now own, have the right to use, possesses or will be able to obtain possession of or develop, and (with respect to its trade secrets and similar proprietary information) have provided adequate safeguards and security for the protection of, all such rights which it will require to conduct their business as proposed to be conducted. Neither the Company nor any of its Subsidiaries nor any member of the Executive Management Team has received any formal or informal notice of infringement or other complaint that the Company’s or any Subsidiary’s operations traverse or infringe rights under patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses or any other proprietary rights of others, nor do the Company or any of its Subsidiaries or members of the Executive Management Team have any reason to believe that there has been any such infringement. To the Executive Management Team’s Best Knowledge, no person affiliated with the Company or any of its Subsidiaries has wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, and no person affiliated with the Company or any of its Subsidiaries has violated any confidential relationship which such person may have had with any third party. To the Executive Management Team’s Best Knowledge, the Company and each of its Subsidiaries has and will have full right and authority to utilize the processes, systems and techniques presently employed by it in the design, development and manufacture of its present products and all of its other present or presently contemplated products and all rights to any processes, systems and techniques developed by any employee or consultant of the Company or any of its Subsidiaries have been and will be duly and validly assigned to the Company or the applicable Subsidiary. To the Best Knowledge of the Executive Management Team, no royalties, honorariums or fees are or will be payable by the Company or any of its Subsidiaries to other persons by reason of the ownership or use by the Company or any of its Subsidiaries of said patents, trademarks, service marks, trade names, trade secrets, copyrights or rights or licenses to use the same or similar proprietary information, or any and all applications therefor. The Company and each of its Subsidiaries has all material governmental approvals, authorizations, consents, licenses and permits necessary or required to conduct its business as currently conducted or as proposed to be conducted.
     Section 3.8.2 Government Approvals.
     Except as set forth in Section 3.8.2 of the Disclosure Schedule, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other Person, is required in connection with the execution, delivery or performance by the Company of this Agreement or the business of the Company in order to consummate the transactions contemplated in this Agreement. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the Best Knowledge of the Executive Management Team, threatened attack by appeal or direct proceeding or otherwise.
     Section 3.9 Brokers, etc.
     Other than the “deal fee” payable by the Company to Walnut pursuant to Section 4.11 of this Agreement and the fees set forth on Section 3.9 of the Disclosure Schedule, Company has not dealt with any broker, finder, or other similar person in connection with the offer or sale of shares of the New B-6 Series of New Class B Preferred and the transactions contemplated in this Agreement. The Company is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with such transactions other than the “deal fee” required to be paid under Section 4.11 hereof and the fees set forth on Section 3.9 of the Disclosure Schedule.

     Section 3.10 Private Sale.
     The Company has not, either directly or through any agent, offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated, or communicated in respect of any securities with, any person in such a manner as to require that the offer or sale of such securities (including but not limited to the New Class B Preferred) be registered pursuant to the provisions of Section 5 of the ‘33 Act and the rules and regulations of the Commission thereunder or the securities laws of any state and neither the Company nor anyone acting on its behalf will take any action prior to the Closing that would cause any such registration to be required (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the New Class B Preferred under the ‘33 Act or the rules and regulations of the Commission thereunder) which might subject the offering, issuance or sale of the New B-6 Series of New Class B Preferred to the registration provisions of the ‘33 Act. The issuance of the shares of New B-6 Series of New Class B Preferred hereunder, and the issuance of shares of Common Stock issuable upon the conversion of the New Class B Preferred are exempt from registration under the ‘33 Act. The Company has complied with all federal and state securities and blue sky laws in all issuances and purchases of capital stock prior to the date hereof and has not violated any applicable law in making such issuances and purchases of its capital stock prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky laws prior to or subsequent to the Closing shall be filed on a timely basis prior to or as so required. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the New Class B Preferred has offered the same or any such securities for sale to, or solicited any offers to buy the same from, or otherwise approached or negotiated with respect thereto with, any person or persons other than the Investors and not more than a limited number of other financially sophisticated investors.
     Section 3.11 Projections; Material Facts.
     In connection with the transactions contemplated by this Agreement, the Company has furnished to Walnut certain projected budgets, financial statements and forecasts. The Company represents and warrants that such projected budgets, financial statements and forecasts were prepared by the Company in good faith based on assumptions the Company believes to be reasonable and otherwise based on the Company’s Best Knowledge, information and belief. No representation or warranty by the Company contained in this Agreement or any other written statement, information, material or certificate furnished or to be furnished to Walnut pursuant hereto or in connection with the transactions contemplated hereby by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein not misleading, when all are taken together as a whole (it being understood that, in the event of any inconsistency between this Agreement and any other writings, this Agreement shall control). To the Executive Management Team’s Best Knowledge, there is no information or fact which has or would have a material adverse effect on the business, assets, liabilities, condition or prospects of the Company and its Subsidiaries, taken as a whole, that has not been disclosed to the Investors.

     Section 3.12 Minutebooks.
     The minute books of the Company (including its predecessor) contain a complete summary of all meetings of shareholders and/or directors since the time of formation and accurately reflect all transactions referred to in such minutes.
     Section 3.13 Employment Contracts, etc.; Certain Material Transactions.
     Except as set forth in Section 3.13 of the Disclosure Schedule: (i) the Company and its Subsidiaries are not a party to any employment or deferred compensation agreements; (ii) the Company and its Subsidiaries do not have any bonus, incentive or profit-sharing plans; (iii) the Company and its Subsidiaries do not have any Employee Benefit Plans or other pension, retirement or similar plans or obligations, whether funded or unfunded, of a legally binding nature or in the nature of informal understandings; and (iv) there are no existing material arrangements or proposed material transactions between the Company or any of its Subsidiaries and any officer or director or holder of more than ten percent (10%) of the capital stock of the Company. The Company and its Subsidiaries are not a party to any collective bargaining agreement and, to the Executive Management Team’s Best Knowledge, no organizational efforts are currently being made with respect to any of such employees. To the Best Knowledge of the Executive Management Team, none of the members of the Executive Management Team or any other key employees of the Company or any of its Subsidiaries have any plans to terminate their respective relationships with the Company.
     Section 3.14 Banks, Agents, etc.
     Section 3.14 of the Disclosure Schedule hereto contains a complete and correct list setting forth the name of: (i) each bank in which the Company or any of its Subsidiaries has an account, safe deposit box or borrowing privilege and the names of all persons authorized to draw thereon, to have access thereto or to borrow thereupon, as the case may be; and (ii) each agent to whom the Company or any of its Subsidiaries has granted a written power of attorney or similar authority to act on its behalf.
     Section 3.15 Aggregate Gross Assets.
     The aggregate gross assets of the Company (including its predecessor), including for purposes of this Section 3.15 the aggregate gross assets of all of the Company’s Subsidiaries, have not at any time exceeded Fifty Million Dollars ($50,000,000) and, after giving effect to the transactions contemplated by this Agreement, will not exceed Fifty Million Dollars ($50,000,000).
     Section 3.16 Small Business Matters; Regulatory Compliance.
     The Company and its Subsidiaries are classified in the North American Industry Classification System under codes 334511, 333314 and 54171. The information set forth in the Small Business Administration Forms 480, 652 and Part A of Form 1031 (the “SBA Forms”) regarding the Company is accurate and complete. The proceeds from the sale and issuance of shares of the New B-6 Series of New Class B Preferred hereunder shall be used for expansion of the Company’s business, general working capital and other enterprise purposes and otherwise as certified on the SBA Forms. Copies of such forms have been completed by the Company and delivered to Walnut prior to the date hereof along with a list of: (A) the name of each of the Company’s directors as of the date hereof; (B) the name and title of each of the Company’s officers as of the date thereof; and (C) after giving effect to the transactions contemplated by this Agreement, the name of each beneficial and record owner of capital stock of the Company setting forth the number of shares and class of capital stock held. The Company does not presently engage in any activities, nor will the Company use directly or indirectly the proceeds from the sale and issuance of shares of the New B-6 Series of New Class B Preferred hereunder for any purpose for which a Small Business Investment Company is prohibited from providing funds under Title 13, Code of Federal Regulations §107.720.
ARTICLE IV
COVENANTS OF THE COMPANY
     Section 4.1 Accounts and Reports.
     Until a Public Offering occurs and so long as twenty five percent (25%) of the Shares of New Class B Preferred issued under this Agreement remain outstanding (as adjusted for stock splits, stock combinations and the like) and including any shares of Common Stock held by the Investors into which the New Class B Preferred may be converted, the Company shall furnish any Investor who or that (together with its or his Affiliates) owns ten percent (10%) of the outstanding capital stock of the Company with copies of the following certificates, filings and reports:
     (a) Annual Reports. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year, audited Financial Statements of the Company.
     (b) Monthly Financial Statements. Within thirty (30) days after the end of each month, beginning with January 2008, copies of the Company’s unaudited statements of income and cash flow and unaudited consolidated balance sheet as of the end of such month together with comparisons to budget and forecast and to corresponding periods in prior years, which shall be prepared in accordance with GAAP consistently applied and so certified by the Company’s principal financial officer.
     (c) Certifications. All Financial Statements referred to in Section 4.1(a) above shall be certified by the Company’s Independent Public Accountants and shall be presented in form comparative to the similar period of the preceding year. If for any period the Company has any Subsidiary or Subsidiaries whose accounts are consolidated with those of the Company, then, in respect of such period, all such Financial Statements will be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries.

     (d) Forecast. As soon as available, but in no event later than December 31 of each year, a budget and forecast for the fiscal year beginning on January 1 of the next calendar year, including a profit and loss statement, statement of cash flow and balance sheet, prepared on a monthly basis, and, promptly after preparation, any revisions thereto, in each case for review by the Investors and in a format approved by the Board of Directors of the Company.
     (e) Other Information. Upon the reasonable request of an Investor, the Company will reasonably promptly deliver to Investor other information and data, not proprietary in nature (in the good-faith judgment of the Company), pertaining to its business, financial and corporate affairs to the extent that such delivery will not violate any then applicable laws and any contracts of the Company with third persons. The Company will permit any person designated by an Investor in writing, at the expense of that Investor, to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances, and accounts with the Company’s officers or directors, all at such reasonable times and upon reasonable notice and as often as that Investor may reasonably request, all in a manner consistent with the reasonable security and confidentiality needs of the Company; provided, however, that the Company shall be under no such obligation: (i) with respect to information deemed in good faith by the Board of Directors of the Company to be proprietary; or (ii) if the Company’s Board of Directors reasonably believes such visit, inspection, or discussion would violate applicable laws or any contract with third persons. Nothing in this Section 4.1 shall be deemed to limit, or to be in derogation of, any Investor’s inspection rights under Section 1701.37 of the Ohio General Corporation Law.
     Section 4.2 Small Business Administration.
     (a) On an ongoing basis on and after the Closing Date, for so long as Walnut beneficially owns shares of New Class B Preferred or Common Stock in the Company, the Company will use reasonable efforts to complete any forms and provide any non-confidential information that may be reasonably required by the Small Business Administration (“SBA”) in connection with the transactions contemplated by this Agreement.
     (b) In addition to any other rights granted hereunder, the Company shall grant Walnut and the SBA access to the Company’s books and records for the purpose of verifying the use of such proceeds in verifying the certification made by the Company and the SBA Forms delivered by the Company prior to the Closing and for the purpose of determining whether the principal business activities of the Company continue to constitute “eligible business activities” (within the meaning of the SBA Regulations).
     (c) Upon the occurrence of a transaction or series of transactions that constitutes a Regulatory Violation (as defined below) where the representatives of

Walnut on the Company’s Board of Directors opposed (in Board votes) the transaction or series of transactions and warned the Company that a Regulatory Violation might occur, in addition to any other rights or remedies to which it may be entitled (whether under this Agreement, the 2006 Recapitalization Agreement, the Shareholders Agreement, the Articles, as amended hereunder, or otherwise), Walnut shall have the right, to the extent required under the SBA Regulations, to demand in writing that the Company shall cure such Regulatory Violation, and if such Regulatory Violation cannot be cured in a timely manner, to repurchase all of the outstanding New Class B Preferred owned by Walnut at a price equal to the purchase price paid for such securities hereunder plus all declared and unpaid dividends or distributions thereon by delivering written notice of such demand to the Company. The Company shall pay, to the extent permitted by law, the purchase price for such New Class B Preferred by a cashier’s or certified check or by wire transfer of immediately available federal funds to Walnut within ninety (90) days after the Company’s receipt of the demand notice and, upon such payment, Walnut shall deliver the certificates or other instruments evidencing the New Class B Preferred being repurchased by the Company duly endorsed for transfer or accompanied by duly executed forms of assignment free of any liens or adverse claims. For purposes of this Agreement, “Regulatory Violation” means a change in the principal business activity of the Company and any “ineligible business activity” (within the meaning of Title 13, Code of Federal Regulations §107.720).
     (d) In the event that Walnut reasonably determines that it has a Regulatory Problem (as defined below), Walnut shall have the right to transfer its New Class B Preferred to an accredited investor (as defined in the regulations promulgated under the ‘33 Act), without regard to any restriction on transfer set forth in this Agreement, the 2006 Recapitalization Agreement, the Shareholders Agreement or the Articles, as amended hereunder, (provided that the transferee agrees to become a party to the Shareholders Agreement), and the Company shall take all reasonable actions as are required by Walnut in order to: (i) effectuate and facilitate any transfer by Walnut of any New Class B Preferred then held by Walnut to any such person; (ii) permit Walnut (or any of its Affiliates) to exchange all or any portion of any voting security then held by it on a share-for-share basis for share of a non-voting security of the Company, which non-voting security shall be identical in all respects to the voting security exchanged for it, except that it shall be non-voting and shall be convertible into a voting security on such terms as are reasonably requested by Walnut in light of regulatory considerations then prevailing; (iii) continue and preserve the respective allocations of the voting interests with respect to the Company arising out of Walnut’s ownership of voting securities before the transfers and amendments referred to above (including entering into such additional agreements as are reasonably requested by Walnut to permit any Persons designated by Walnut to exercise any voting power that is relinquished by Walnut); and (iv) at the expense of Walnut, promptly amend this Agreement, the Shareholders Agreement, the

2006 Recapitalization Agreement, the Articles and related agreements and instruments to effectuate and reflect the foregoing. For purposes of this Agreement, a “Regulatory Problem” means any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or any Investor that is an SBIC reasonably believes that there is a substantial risk of such assertion) that Walnut is not entitled to hold, or exercise any significant rights with respect to, the New Class B Preferred. Walnut represents and warrants to the Company that it is not aware of a Regulatory Problem applicable to it as of the date of this Agreement.
     Section 4.3 Use of Proceeds.
     The Company shall use the proceeds of the sale of the New Class B Preferred hereunder for working capital and other general corporate purposes as set forth in the SBA Forms.
     Section 4.4 Rule 144.
     The Investors recognize that the provisions of Rule 144 under the ‘33 Act are not presently applicable to securities of the Company. The Company covenants that: (a) at all times after the Company first becomes subject to the reporting requirements of Section 13 or 15(d) of the ‘34 Act, the Company will comply with the current public information requirements of Rule 144(c)(1) under the ‘33 Act; and (b) at all such times as Rule 144 is available for use by the Investors, the Company will furnish the Investors or any Holder upon request with all information within the possession of the Company required for the preparation and filing of Form 144.
     Section 4.5 Future Proprietary Rights Agreements; Other Agreements.
     (a) Proprietary Information. The Company shall use reasonable commercial best efforts to: (i) insure that no person employed by the Company or any of its Subsidiaries will wrongfully employ any confidential information or documentation proprietary to any former employer; (ii) protect, by maintenance of secrecy to the extent appropriate, all technical and business information developed by and belonging to the Company or any of its Subsidiaries which has not been patented; (iii) cause to be patented all technological information developed by and belonging to the Company or any of its Subsidiaries, which, in the opinion of the Company or any of its Subsidiaries and its counsel, is patentable and is best protected by patenting; and (iv) cause each person who becomes an officer of or consultant to the Company or any of its Subsidiaries to execute an agreement, in form and substance acceptable to the Investors and their counsel, relating to matters of nondisclosure.
     (b) Licenses and Trademarks. The Company shall use reasonable commercial efforts to own, possess and maintain all patents, trademarks, service marks, trade names, copyrights and licenses necessary or useful in the conduct of its business and the business of the Company and its Subsidiaries.

     (c) Other Agreements. The members of the Executive Management Team shall, as of the date of this Agreement, have entered into agreements for the benefit of the Investors relating to matters of corporate opportunities and a limited non-competition covenant, all in the form attached hereto and incorporated herein as Schedule 4.5.
     Section 4.6 Liability Insurance; D&O Insurance; Charter Indemnity Provisions.
     The Company will maintain in full force and effect a policy or policies of standard comprehensive general liability insurance and a directors and officers liability insurance policy, each underwritten by a reputable and financially stable U.S. insurance company insuring the Company’s properties and business and officers and directors against such losses and risks, and in such amounts, as are adequate for its business and as are customarily carried by entities of similar size engaged in the same or similar business. Such policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the replacement of any of its tangible properties which might be damaged or destroyed by the risks or perils normally covered by such policies. The Company’s Board of Directors, including Walnut’s Board Members and the Board observers designated by Walnut shall be covered by the directors’ and officers’ insurance policy. Pursuant to provisions in the Company’s Existing Articles, as amended hereunder, and/or Regulations (which provisions shall be in form and substance acceptable to the Investors and their counsel), the Company shall also indemnify the members of the Company’s Board of Directors and advance expenses to such persons to the fullest extent permitted by applicable law.
     Section 4.7 Taxes and Assessments.
     The Company will pay and discharge before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against the Company or any of its Subsidiaries, or any of their respective properties, and all other material liabilities at any time existing, except to the extent and so long as: (a) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any material adverse effect upon the financial condition of the Company or the loss of any right of redemption from any sale thereunder; and (b) the Company shall have set aside on its books adequate reserves with respect thereto.
     Section 4.8 Maintenance of Entity.
     The Company will preserve, renew and keep, and shall cause each of its Subsidiaries to preserve, renew and keep, in full force and effect, its corporate existence, qualification in requisite jurisdictions and rights and privileges necessary or desirable in the normal conduct of its business.

     Section 4.9 Governmental Consents.
     The Company will obtain, and shall cause each of its Subsidiaries to obtain, all consents, approvals, licenses and permits required by federal, state, local and foreign law to carry on its business.
     Section 4.10 Further Assurances.
     The Company will cure promptly any defects in the creation and issuance of the shares of New Class B Preferred, or in the execution and delivery of this Agreement. The Company, at its expense, will promptly execute and deliver promptly to the Investors upon request all such other and further reasonable documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be reasonably necessary, or appropriate in connection therewith.
     Section 4.11 Deal Fees and Expenses.
     The Company agrees to pay Walnut, at the Closing, a deal fee equal to Two percent (2.00%) of the amount invested by Walnut in the Shares of New Class B Preferred at the Closing, as the case may be, which “deal fee” shall be used to cover expenses associated with the SBIC status of Walnut. The Company shall also pay, at the Closing, the out-of-pocket fees and expenses of Walnut, including the fees of Keating Muething & Klekamp PLL, counsel to the Investors, in an amount not to exceed, in the aggregate, Twenty Thousand Dollars ($20,000). The Investors acknowledge that partners of Keating Muething & Klekamp PLL have direct and indirect economic investment interests in the Company and waive any conflict that may be deemed to arise from such interests. The Company and the Executive Management Team shall indemnify Walnut from and against any claims by third-party brokers, finders and others arising out of the transactions contemplated by this Agreement.
     Section 4.12 Regulation D Filings.
     The Company will file on a timely basis all notices of sale required to be filed with the Commission pursuant to Regulation D under the ‘33 Act with respect to the transactions contemplated by this Agreement and simultaneously furnish copies of each report of sale to the Investors.
     Section 4.13 Preemptive Rights.
     (a) The Company hereby grants to the Investors a right of first refusal to purchase, on a pro rata basis, all or any part of New Securities (as defined below) which the Company may, from time to time, propose to sell and issue subject to the terms and conditions set forth below. Each Investor’s pro rata share, for purposes of this Section 4.13, shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by that Investor or issuable upon conversion of New Class B Preferred then held by that Investor or upon the exercise of any other convertible securities, options, rights, or warrants then held by that Investor, and the denominator of which is the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion or exercise of then outstanding New Class A Preferred, New Class B Preferred, and other convertible securities, options, rights or warrants (i.e., calculated on a fully-diluted basis, taking into account all management options, whether now existing or proposed).
     (b) “New Securities” shall mean any capital stock of the Company whether now authorized or not and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include: (i) the New Class B Preferred issuable pursuant to this Agreement, or the shares of Common Stock issuable upon conversion of such shares of New Class A Preferred or of New Class B Preferred; (ii) securities offered to the public pursuant to a Public Offering; (iii) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; or (iv) securities issued in connection with the exercise of warrants or options listed on Section 3.4 of the Disclosure Schedule; or (v) securities issued in connection with any of the Company’s stock option plans pursuant to resolutions adopted by the unanimous vote of the Board of Directors, including both directors designated by Walnut; or (vi) securities issued in connection with acquisitions by the Company.
     (c) If the Company intends to issue New Securities, it shall give the Investors written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. The Investors shall have thirty (30) days from the date of any such notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of New Securities to be so purchased.
     (d) If any Investor fails to exercise the foregoing right of first refusal with respect to any New Securities within such thirty (30)-day period, the Company may within one hundred eighty (180) days thereafter sell any or all of such New Securities not agreed to be purchased by the Investors, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to the Investors pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within such one hundred eighty (180)-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided above.
     The holders of the New Class A Preferred shall have comparable preemptive rights under and pursuant to the Company’s Existing Articles, as amended hereunder. In the event of any conflict (including any conflict as to scope) between the Company’s Existing Articles, as amended hereunder, and the provisions of this Section 4.13, the provisions of the Company’s Existing Articles, as amended hereunder, shall govern and prevail. A party having preemptive rights under multiple documents may avail itself, himself or herself of such preemptive rights under one (1) (but not more than one (1)) such document.
     Section 4.14 Auditor.
     The Company shall retain a firm of certified public accountants of established national or regional reputation to serve as the Company’s Independent Public Accountants and to audit the Company’s books and records at least annually.
     Section 4.15 Board of Directors.
     The Company shall have a seven (7) member Board of Directors, the composition of which shall be as set forth in the Shareholders Agreement and the Existing Articles, as amended hereunder.
     Section 4.16 Key-Man Life Insurance.
     Walnut shall have the right to acquire additional life insurance up to Four Million Dollars ($4,000,000) in policy amount, of which Walnut shall be the beneficiary and at Walnut’s sole cost and expense, on the lives of the members of the Executive Management Team and on the lives of the members of key managers of the Subsidiaries (“Subsidiary Key Persons”). The members of the Executive Management Team and the Subsidiary Key Persons shall fully cooperate in obtaining such insurance.
     Section 4.17 Termination of Covenants.
     The covenants of the Company contained in this Article IV shall terminate, and be of no further force or effect, upon the effective date of a Public Offering that generates gross proceeds to the Company of not less than Twenty Five Million Dollars ($25,000,000).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     Each Investor, severally and not jointly and severally, represents and warrants to the Company at and of the date hereof and also at and as of the Closing that:
     Section 5.1 Power and Authority.
     Such has full power and authority and has taken all required corporate, partnership or other action necessary to permit it to execute and deliver this Agreement, and all other documents or instruments required by this Agreement, and to carry out the terms of this Agreement and of all such other documents or instruments.
     Section 5.2 Purchase for Investment.

     Such Investor is purchasing the New Class B Preferred and any Common Stock into which such New Class B Preferred may be converted for investment, for its own account and not with a view to distribution thereof, except for transfers permitted hereunder. Such Investor understands that the New Class B Preferred and any Common Stock received upon conversion of the New Class B Preferred must be held indefinitely unless it is registered under the ‘33 Act or an exemption from such registration becomes available, and that the New Class B Preferred and any Common Stock received upon conversion thereof may only be transferred as provided in this Agreement and in the Shareholders Agreement.
     Section 5.3 Financial Matters.
     Such Investor represents and warrants to the Company that it understands that the purchase of the New Class B Preferred, as the case may be, involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the New Class B Preferred, as the case may be, for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such New Class B Preferred, as the case may be. In addition, by virtue of its expertise, the advice available to it and previous investment experience, such Investor has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement. Such Investor represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the ‘33 Act.
     During the negotiation of the transactions contemplated herein, such Investor and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Company and to its offices and facilities, have been afforded an opportunity to ask such questions of the Company’s officers and employees concerning the Company’s business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.
     Section 5.4 Brokers, etc.
     Except as set forth on Exhibit 5.4, such Investor has dealt with no broker, finder, commission agent, or other similar person in connection with the offer or sale of the New Class B Preferred and the transactions contemplated by this Agreement, and is under no obligation to pay any broker’s fee, finder’s fee, or commission in connection with such transactions.
ARTICLE VI
THE CLOSING AND CLOSING CONDITIONS
     Section 6.1 The Closing.
     Except as otherwise set forth herein, the purchase and sale of the New Class B Preferred at the Closing shall take place at the offices of Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202. The Closing shall occur on December 17,

2007, or such other date not later than December 31, 2007, as the Company and by majority in interest of the Investors may designate.
     The obligation of the Investors to purchase the shares of New Class B Preferred to be purchased by the Investors at the Closing shall be subject to satisfaction of the following conditions at and as of the Closing:
     Section 6.2 Issuance of New Class B Preferred.
     The Company shall have duly issued and delivered certificates to the Investors for the shares of New Class B Preferred purchased by the Investors as provided in Section 2.1.
     Section 6.3 Legal Opinion from Counsel for the Company.
     There shall be made available to the Investors the written opinion of Taft, Stettinius & Hollister LLP, counsel for the Company, in substantially the form attached as Schedule 6.3.
     Section 6.4 Amendment to Existing Articles.
     The Existing Articles shall have been amended in the manner described in Schedule 6.4 attached hereto.
     Section 6.5 Certificate of Officer of the Company.
     The Company shall have delivered to the Investors a certificate of its chief executive and chief financial officers, or alternatives therefor satisfactory to counsel for the Investors, dated the date of the Closing, to the effect that the representations and warranties of the Company are true at and as of the Closing, as applicable, as if made at and as of the Closing, as applicable, and that each of the conditions in this Article VI has been satisfied.
     Section 6.6 Execution of Related Documents.
     The Company, the Investors and all other Company shareholders shall have duly authorized and executed the Shareholders Agreement in the form set forth as Schedule 6.6-1 hereto. The shareholders of the Company shall have adopted the amendment to the Existing Articles referred to in Section 6.4.
     Section 6.7 The Investors Review.
     Prior to the Closing, the Investors shall have completed their review of, and shall be satisfied with their conclusions regarding, the Company’s markets, business and projected operations.

     Section 6.8 Performance.
     The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Company shall have certified to such effect to the Investors in writing.
     Section 6.9 All Proceedings to Be Satisfactory.
     All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to a majority in interest of the Investors and their counsel, and the Investors and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
     Section 6.10 Supporting Documents.
     On or prior to the Closing Date the Investors and their counsel shall have received copies of the following supporting documents:
     (a) a copy of the Existing Articles, as amended hereunder, certified by the Secretary of State of the State of Ohio;
     (b) a certificate of said Secretary dated as of a recent date as to the due organization and good standing of the Company and listing all documents of the Company on file with said Secretary;
     (c) a certificate of the Secretary or comparable representative of the Company, dated the Closing Date and certifying: (1) that attached thereto are true and complete copies of the Existing Articles, as amended hereunder, and Regulations of the Company as in effect on the date of such certification; (2) that attached thereto is a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the issuance, sale, and delivery of the New Class B Preferred and of the issuance, sale and delivery of shares of Common Stock upon conversion of the New Class B Preferred, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Existing Articles, as amended hereunder, of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (b) above; and (4) the incumbency and specimen signature of each officer of the Company executing this Agreement, the certificate or certificates representing the New Class B Preferred and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (c); and

     (d) such additional supporting documents and other information with respect to the operations and affairs of the Company as a majority in interest of the Investors and their counsel may reasonably request.
          All such documents shall be satisfactory in form and substance to the New Class B Investors and their counsel.
     Section 6.11 Reasonable Satisfaction of the New Class B Investors.
     All instruments applicable to the issuance and sale of the New Class B Preferred and all proceedings taken in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory to a majority in interest of the Investors.
ARTICLE VII
INDEMNIFICATION AND SURVIVAL
     Section 7.1 Indemnification by the Company. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this Article VII, the Company shall indemnify, defend, and hold the Investors (and each of them), the Investors’ respective directors, partners, officers and Affiliates, and each of such partners’ and Affiliates’ officers, directors, partners, employees, representatives and Affiliates, (collectively, the “Investor Indemnitees”) harmless from and against, and shall reimburse them for, any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever (including, without limitation, any fines, penalties, reasonable fees and disbursements of counsel incurred by Investor Indemnitees in investigating or defending any of the foregoing, and other reasonable expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (individually a “Loss” and collectively “Losses”) sustained or incurred by an Investor Indemnitee resulting from or arising in connection with: (a) any material inaccuracy in or breach of any of the representations or warranties of the Company set forth in this Agreement or the Schedules or Exhibits hereto or in the documents delivered to the Investors pursuant hereto; or (b) any breach by the Company of any of its covenants, obligations, or agreements contained herein or in the Existing Articles, as amended hereunder, or the Shareholders Agreement, in each case whether or not such Loss results from a third party claim.
     Section 7.2 Indemnification by the Investors. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this Article VII, the Investors, severally and not jointly and severally, shall indemnify, defend, and hold the Company and its officers, directors, employees, representatives and Affiliates, and each of the Company’s Affiliates’ officers, directors, employees, partners, representatives and Affiliates (collectively, the “Company Indemnitees”) harmless from and against, and shall reimburse them for, any and all Losses sustained or incurred by a Company Indemnitee resulting or arising from: (a) any material inaccuracy in or breach of any of such Investor’s representations or warranties set forth in this Agreement; or (b) any breach of any covenant, obligation or agreement of such Investor contained in this Agreement, or the Shareholders Agreement, in each case whether or not such Loss results from a third party claim.

     Section 7.3 Indemnification Notice. In the event that: (i) an event occurs which gives a Person a right to indemnification hereunder; or (ii) any third party claim is asserted against a Person with respect to which such Person is entitled to indemnification hereunder, such Person (the “Indemnified Party”) shall, within sixty (60) days of the later of the occurrence of the event giving rise to the claim or the date that the indemnified party learned of such claim (provided, however, that if a claim arises by virtue of litigation, then in no event less than ten (10) days prior to the date in which an appearance or answer is due, whichever is earlier), notify the Person obligated to indemnify it (the “Indemnifying Party”) of such claim by delivery of a written notice describing the claim and indicating the basis for indemnification hereunder. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within ten (10) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expenses the defense against such claim in its own name, or if necessary in the name of the Indemnified Party. In the event that the Indemnifying Party fails to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense and, only with the prior consent of the Indemnifying Party which shall not be unreasonably withheld, to compromise and settle the claim. In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party and the Indemnified Party shall have the right at its expense to participate in the defense, provided that the Indemnified Party will have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party. Any settlement to which the Indemnifying Party shall have consented in writing shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to indemnification hereunder.
     Section 7.4 Survival of Representations and Warranties. The representations and warranties made by the parties in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made as of the Closing Date. The representations and warranties of the parties will survive the Closing until the third anniversary of the Closing Date. The covenants of the parties shall survive the Closing for the periods indicated in this Agreement or, if not so indicated, indefinitely.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Expenses.
     Except as herein provided, the Company and the Investors will each bear their own expenses in connection with this Agreement.
     Section 8.2 Remedies Cumulative.
     Except as herein provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

     Section 8.3 Brokerage.
     Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commission relative to this Agreement or to the transaction contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.
     Section 8.4 Severability.
     Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 8.5 Parties in Interest.
     All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto whether so expressed or not.
     Section 8.6 Notices.
     Notices required under this Agreement shall be deemed to have been adequately given if delivered in person or sent by certified mail, return receipt requested, to the recipient at its address set forth below or such other address as such party may from time to time designate in writing.

The Company:	The O’Gara Group, Inc.
7570 East Kemper Road, Suite 460
Cincinnati, Ohio 45249
Phone 513-489-1898
Fax 513-489-1898
Attention: Wilfred T. O’Gara

with a required copy
(which shall not constitute
notice) to:	Abram S. Gordon, Esq.
7570 East Kemper Road, Suite 460
Cincinnati, Ohio 45249

Walnut and WHO:	Walnut Investment Partners, L.P.
Walnut Holdings O’Gara LLC
c/o The Walnut Group
312 Walnut Street, Suite 1151
Cincinnati, Ohio 45202
Phone 513-651-3300
Fax 513-651-1084
Attention: James M. Gould

with a required copy
(which shall not constitute
notice) to:	Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
Phone 513-579-6468
Fax 513-579-6578
Attention: Edward E. Steiner, Esq.

     Section 8.7 No Waiver.
     No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 8.8 Amendments and Waivers.
     Except as otherwise herein provided, this Agreement may be modified or amended only by a writing signed by the Company and by each of the Investors.
     Section 8.9 Construction.
     This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of Ohio without regard for its conflicts-of-laws rules. The Company agrees that it may be served with process in the State of Ohio and any action for breach of this Agreement, or to interpret the provisions of this Agreement, prosecuted against it in the courts of that State or in the federal courts located in the State of Ohio.
     Section 8.10 Entire Understanding.
     This Agreement expresses the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement.
     Section 8.11 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.
     Section 8.12 Assignment; No Third-Party Beneficiaries.
     (a) This Agreement and the rights hereunder shall not be assignable or transferable by the Investors or the Company except, in the case of the Investors, in accordance with the restrictions on transfer set out in the Existing Articles, as amended hereunder, and in the Shareholders Agreement or, in the case of the Company, by operation of law in connection with a merger, consolidation or sale of substantially all the assets of the Company without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The assignment by the Investors on a nonexclusive basis of any rights under this Agreement to any such transferee shall not affect or diminish the rights or obligations of the Investors under this Agreement and in no event shall any assignment relieve the Investors of their obligations hereunder.
     (b) Except as provided in Section 8.12, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
ARTICLE IX
TERMINATION
     Section 9.1 Termination.
     This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual consent of a majority in interest of the Investors and the Company;
     (b) by the Company or by a majority in interest of the Investors if the initial Closing shall not have occurred by December 31, 2007; provided that the failure to consummate the transactions contemplated hereby is not a result of the failure by the party so electing to terminate this Agreement to perform any of its obligations hereunder.
     Section 9.2 Effect of Termination.
     If this Agreement shall be terminated pursuant to Section 9.1, all obligations, representations and warranties of the parties hereto under the Agreement shall terminate and there shall be no liability, except for any breach of this Agreement prior to such termination, of any party to another party.
(Remainder of page intentionally blank; signature page follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE O’GARA GROUP, INC.

By:		/s/ Wilfred T. O’Gara

Name: Wilfred T. O’Gara
Title: President

WALNUT INVESTMENT PARTNERS, L.P.

By:		Walnut Investments Holding Company, LLC, Its General Partner

	By:	/s/ James M. Gould

Name: James M. Gould
Title: Managing General Partner

WALNUT HOLDINGS O’GARA LLC

By:		/s/ James M. Gould

Name: James M. Gould
Title: Managing Member

HAUSER 43, LLC

By:		/s/ Paul Swanson

Name: Paul Swanson
Title: Co-Manager

PMR, LLC

By:		/s/ William Parker

Name: William Parker
Title: Managing Partner

/s/ Kurt M. Campbell
KURT M. CAMPBELL

/s/ Wilfred T. O’Gara
WILFRED T. O’GARA

/s/ Mark J. Hauser
MARK J. HAUSER

/s/ Margie Hauser
MARGIE HAUSER

/s/ William J. Motto
WILLIAM J. MOTTO

BULLIMORE LIMITED

By:	/s/ Paul G. Backhouse

/s/ Nick P. Ferris

Name: Paul G. Backhouse and Nick P. Ferris
Title: Authorized Signatories

/s/ Richard T. Holman-Vlcek
RICHARD T. HOLMAN-VLCEK

/s/ Brett T. Beaman
BRETT T. BEAMAN

Schedule 2.1
Purchase and Sale of New Class B Preferred at Closing

		Allocable Portion of Closing
	Number of Shares	Purchase Price
Walnut Investment Partners, L.P.	12,880	$1,610,000

Walnut Holdings O’Gara LLC	400	$50,000

Hauser 43, LLC	1,880	$235,000

PMR, LLC	48	$6,000

Mark J. Hauser	2,952	$369,000

Margie Hauser	240	$30,000

Bullimore Limited	5,000	$625,000

Richard T. Holman-Vlcek	60	$7,500

Brett T. Beaman	60	$7,500

Wilfred T. O’Gara	160	$20,000

Kurt M. Campbell	120	$15,000

William J. Motto	200	$25,000

DISCLOSURE SCHEDULE
TO THE
INVESTMENT AGREEMENT
     This Disclosure Schedule (this “Disclosure Schedule”) to that certain Investment Agreement effective as of December 17, 2007 (the “Agreement”), entered into by and among The O’Gara Group, Inc., an Ohio corporation (the “Company”), Walnut Investment Partners, L.P., a Delaware limited partnership (“Walnut”), Walnut Holdings O’Gara LLC, an Ohio limited liability company (“WHO”), Hauser 43, LLC, an Ohio limited liability company (“Hauser LLC”), PMR, LLC, a Vermont limited liability company (“PMR”), Mark J. Hauser (“MH”), Margie Hauser (“M. Hauser”) (Hauser LLC, MH, and M. Hauser collectively, “Hauser”), Bullimore Limited (“Bullimore”), Wilfred T. O’Gara (“Bill O’Gara”), Kurt M. Campbell (“Campbell”), Richard T. Holman-Vlcek (“Holman”), Brett T. Beaman (“Beaman”) and William J. Motto (“Motto”), and (Walnut, WHO, PMR, Hauser, Bullimore, Bill O’Gara, Campbell, Holman, Beaman and Motto each an “Investor” and collectively the “Investors”), is subject to the following terms and conditions:
1.	Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.	The headings to each section of this Disclosure Schedule and the tables and sub-headings herein are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.

3.	Each section of this Disclosure Schedule is qualified in its entirety by reference to the provisions of the corresponding section of the Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties except as and to the extent provided in the corresponding section of the Agreement.

4.	Except as otherwise provided, the statements made herein are made as of the date of the Agreement.

5.	Matters disclosed pursuant to one provision, subprovision, section, or subsection hereof are deemed disclosed with respect to other provisions, subprovisions, sections, or subsections regardless of whether a cross-reference to such schedule reference, title, or caption is made herein.

6.	Matters reflected in this Disclosure Schedule are not necessarily limited to matters required by the Agreement to be disclosed in a schedule. Such additional matters are set forth for informational purposes only and this Disclosure Schedule does not necessarily include other matters of a similar nature.

Schedule 3.1-1
Existing Articles of Incorporation
The Company’s Third Amended and Restated Articles of Incorporation, as amended, are attached hereto.

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE O’GARA GROUP, INC.
     ARTICLE FIRST: The name of the corporation is: The O’Gara Group, Inc.
     ARTICLE SECOND: Location: City of Cincinnati, County of Hamilton
     Effective date: upon filing
     ARTICLE THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Ohio General Corporation Law, §§1701.01 et seq., as from time to time in effect.
     ARTICLE FOURTH: PART ONE: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Million Five Hundred Thirty Six Thousand (1,536,000) shares, consisting of: (i) Nine Hundred Fifty Six Thousand (956,000) shares of Common Stock, no par value per share (“Common Stock”); and (ii) Five Hundred Eighty Thousand (580,000) shares of Preferred Stock, no par value per share (“Preferred Stock”), of which Two Hundred Eighty Thousand (280,000) shares are shares of New Class A 3% Cumulative Participating Preferred Stock (“New Class A Preferred Stock”) and Three Hundred Thousand (300,000) shares are shares of New Class B 5% Cumulative Participating Preferred Stock (“New Class B Preferred Stock”). The express terms and provisions of the Preferred Stock are as set forth in Part Two of this Article Fourth.
          (b) There shall be several series of the New Class A Preferred Stock. Except as regards the designation, the Subscription Price (as defined below in Part Two of this Article Fourth) and the Conversion Price (as defined below in Part Two of this Article Fourth) of such series, the express terms of each series of New Class A Preferred Stock shall be identical. As of the date these Third Amended and Restated Articles of Incorporation are filed, there is one (1) authorized series of New Class A Preferred Stock, the New A-1 Series. The Corporation has authority to issue Seventy One Thousand One Hundred Seventy-Four (71,174) shares of the New A-1 Series of New Class A Preferred Stock.
     Authority is hereby granted expressly to the Board of Directors from time to time to adopt amendments to these Third Amended and Restated Articles of Incorporation providing for the issue, pursuant to acquisitions approved by the Board of Directors in accordance with Section 5.3 of the Investment and Recapitalization Agreement dated as of July 14, 2006 among the Corporation and several investors (the “Recapitalization Agreement”), in one or more series of any unissued shares of the New Class A Preferred Stock (as of the date these Third Amended and Restated Articles of Incorporation are filed, there are Two Hundred Eight Thousand Eight Hundred Twenty Six (208,826) such unissued shares), and to fix, by the amendment creating each such series of the New Class A Preferred Stock, the designation and number of shares, the Subscription Price and the Conversion Price of such shares, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Third Amended and Restated Articles of Incorporation, in respect of the matters set forth in the following subdivisions (i) to (iii), inclusive:
(i)	The designation and number of shares of such series;

(ii)	The Subscription Price for shares of such series;

(iii)	The Conversion Price for shares of such series.
The Subscription Price and Conversion Price of shares of any such series of New Class A Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Third Amended and Restated Articles of Incorporation or outside the amendment or amendments providing for the issue of such series of New Class A Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Part One of this Article Fourth.
          (c) There shall be several series of New Series B Preferred Stock. Except as regards the designation, the Subscription Price and Conversion Price of such series, the express terms of each series of New Class B Preferred Stock shall be identical. As of the date these Third Amended and Restated Articles of Incorporation are filed, there are five (5) authorized series of New Class B Preferred Stock, the New B-1 Series, the New B-2 Series, the New B-3 Series, the New B-4 Series and the New B-5 Series. The number of shares authorized for each such series is as set forth below:

Series	No. of Authorized Shares
New B-1 Series	130,250
New B-2 Series	26,975
New B-3 Series	107,775
New B-4 Series	31,634
New B-5 Series	3,366
          (d) The Corporation shall from time to time in accordance with the laws of the State of Ohio increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of the Preferred Stock into Common Stock in accordance with the terms of this Article Fourth governing such conversion.
          (e) Except as otherwise provided in this Article Fourth, in the Investment Agreement dated May 17, 2004 (the “2004 Investment Agreement”) between Walnut Investment Partners, L.P. (“WIP”) and the Corporation, in the Investment Agreement dated as of May 6, 2005 among WIP, Walnut Private Equity Fund, L.P. (“WPEF”) (WIP and WPEF collectively, “Walnut”), Mark J. Hauser (“Hauser”) and the Corporation (the “Series D Investment Agreement”), in the Irrevocable Subscription Agreement dated as of May 6, 2005 between the Corporation and The Thomas M. O’Gara Family Trust (“T. O’Gara”) (the “Series E Investment

Agreement”), in the Contribution Agreement dated as of May 9, 2005 among the Corporation, Marsupial Holdings, Inc., Platypus Holdings, LLC, William P. Parker and Julie P. Parker (the “Series C Investment Agreement”), in the Investment Agreement dated as of December 16, 2005 among the Corporation and certain investors (the “Series F Investment Agreement”), in the Irrevocable Subscription Agreement dated as of December 16, 2005 between T. O’Gara and the Corporation and in the Recapitalization Agreement, no holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive: (i) any shares of the Corporation of any class, now or hereafter authorized; or (ii) any options or warrants for such shares; or (iii) any rights to subscribe for, purchase or receive any securities participating to or exchangeable for such shares, which may at any time be issued, granted, sold or offered for sale by the Corporation.
PART TWO: Terms of the Preferred Stock.
     1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 of Part Two of Article Fourth shall have, for all purposes of this Part Two of Article Fourth, the meanings herein specified.
          Common Stock. The term “Common Stock” shall mean all shares now or hereafter authorized of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, that has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.
          Conversion Date. The term “Conversion Date” shall have the meaning set forth in Section 5(d) below.
          Conversion Price. The term “Conversion Price” shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock. The Conversion Price for the shares of New A-1 Series of New Class A Preferred Stock shall initially be $118.8476 per share (the “New A-1 Series Conversion Price”), subject to adjustment in accordance with the provisions of Section 5 below. The Conversion Price for each of the series of New Class B Preferred Stock authorized on the date these Third Amended and Restated Articles of Incorporation are filed is, subject to adjustment in accordance with the provisions of Section 5 below, as set forth in the following table:

Applicable New B Series
Series	Conversion Price
New B-1 Series	$118.8476
New B-2 Series	$74.1867
New B-3 Series	$12.0622
New B-4 Series	$90.1695
New B-5 Series	$118.8476

References hereinto “applicable Conversion Price” shall mean the Conversion Price applicable to a particular class and series of Preferred Stock. References herein to “applicable New A Series Conversion Price” shall mean the Conversion Price applicable to a particular series of New Class A Preferred Stock and references herein to “applicable New B Series Conversion Price” shall mean the Conversion Price applicable to a particular series of New Class B Preferred Stock.
          Current Market Price. The term “Current Market Price” shall have the meaning set forth in Section 5(h) below.
          Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning set forth in Section 2(a) below.
          Junior Stock. The term “Junior Stock” shall mean, for purposes of Sections 2 and 8 below, the Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends in any Dividend Period unless all dividends have been so paid or declared and set apart for payment and, for purposes of Sections 3 and 8 below, any class or series of stock of the Corporation not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.
          Subscription Price. The term “Subscription Price” shall, as to the New A-1 Series of New Class A Preferred Stock, mean $118.8476 per share (the “New A-1 Series Subscription Price”). The term “Subscription Price” shall, as to the various series of New Class B Preferred Stock authorized on the date these Third Amended and Restated Articles of Incorporation are filed, is as set forth in the following table:

Applicable New B Series
Series	Subscription Price
New B-1 Series	$118.8476
New B-2 Series	$74.1867
New B-3 Series	$12.0622
New B-4 Series	$90.1695
New B-5 Series	$118.8476
References herein to the “applicable Subscription Price” shall mean the Subscription Price applicable to a particular class and series of Preferred Stock. References herein to the “applicable New A Series Subscription Price” shall mean the Subscription Price applicable to a particular series of New Class A Preferred Stock and references herein to the “applicable New B Series Subscription Price” shall mean the Subscription Price applicable to a particular series of New Class B Preferred Stock.
          Subsidiary. The term “Subsidiary” shall mean any corporation, limited liability company or other entity of which shares of stock or other equity securities possessing at least a majority of the general voting power electing the board of directors or other governing body are, at the time as of which any determination in being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.
     2. Dividends.
          (a) The holders of New Class A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, dividends at the rate of three percent (3%) of the applicable New A Series Subscription Price, per annum, and no more. The holders of all series of New Class B Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, dividends at the rate of five percent (5%) of the applicable New B Series Subscription Price, per annum, and no more. The entitlement of the New Class A Preferred Stock and the New Class B Preferred Stock to such dividends shall be pro rata and on a parity. Such dividends shall be cumulative (cumulating from the date of issuance of such shares of Preferred Stock on a day-to-day basis on the basis of a 360-day year), shall be compounded annually and shall be payable in arrears upon the occurrence of a Liquidation Event (as defined in Section 3 of Part Two of this Article Fourth (such date being herein referred to as the “Dividend Payment Date”). Dividends shall be paid to the holders of record of the New Class A Preferred Stock and New Class B Preferred Stock, as their names appear on the share register of the Corporation on the corresponding record date for the distribution.
          (b) If, on any Dividend Payment Date, the holders of the New Class A Preferred Stock and New Class B Preferred Stock shall not have received the full dividends provided for in the other provisions of this Section 2, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon until such dividends shall be paid. Unpaid dividends shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.
          (c) So long as any shares of Preferred Stock shall be outstanding, without the written consent of the holders of not less than a majority of the shares of New Class A Preferred Stock then outstanding, all series voting together as a single class, and the written consent of the holders of not less than fifty five percent (55%) of the shares of New Class B Preferred Stock then outstanding, all series voting together as a single class, neither the Corporation nor any Subsidiary or affiliate of the Corporation shall: (i) declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise; or (ii) except as set forth in Section 3 of Part Two of this Article Fourth, make any distribution on any Junior Stock, or purchase or redeem any Junior Stock, or pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.
     3. Distributions Upon Liquidation, Dissolution or Winding Up.
          (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation (together with all other transactions deemed under this Section 3 to be a Liquidation Event, collectively “Liquidation Events”), the holders of the New Class A Preferred Stock and New Class B Preferred Stock, which shall be on a parity as to any such entitlements, shall be entitled: (i) first, to be paid the applicable Subscription Price of all outstanding shares of Preferred Stock (as appropriately adjusted for any stock dividend, stock subdivision or split-up, combination or similar event affecting the Preferred Stock or the Common Stock), with the New Class A Preferred Stock being entitled to be paid the applicable New A Series Subscription Price and with the New Class B Preferred Stock being entitled to be paid the applicable New B Series Subscription Price; plus (ii) second, any accrued and unpaid dividends thereon to such date; plus (iii) third, to be paid an amount equal to the product of: (x) the balance of the proceeds of the Liquidation Event; and (y) the fully-diluted ownership percentage (excluding out-of-the-money options and warrants) represented by the Preferred Stock, treating the Preferred Stock on an “as-converted” basis. If and after payment shall have been made in full to the holders of the Preferred Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock shall be insufficient to permit the payment in full to such holder of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
          (b) Each of the following events shall be deemed to be a “Liquidation Event” for purposes of this Section 3: (i) the acquisition of the Corporation, or of a controlling equity interest in the Corporation, by another party or entity or group of affiliated parties by means of any transaction or series of related transactions (including, without limitation, any stock acquisition or transfer, any issuance of stock by the Corporation, a reorganization, merger, consolidation, mandatory share exchange or conversion transaction), other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or the first of the series of related transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving or resulting entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving or resulting entity outstanding immediately after such transaction or the last of the series of related transactions; or (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation in one (1) transaction or in a series of related transactions.
     4. Redemption by the Corporation. For so long as any shares of any series of New Class B Preferred Stock remain outstanding, none of the New Class A Preferred Stock shall be redeemed, in whole or in part, and neither the Corporation nor any affiliate or Subsidiary of the Corporation shall purchase or otherwise acquire any shares of New Class A Preferred Stock prior to the date on which all of the shares of all series of the New Class B Preferred Stock shall have been redeemed. Walnut, a substantial holder of the New Class B Preferred Stock, has stated its desire to exit its investment in the New Class B Preferred Stock at a point in the future, preferably on or around May 31, 2009. The Corporation acknowledges this desire and will assist Walnut in the sale of its New Class B Preferred Stock provided that such sale does not harm the holders of the New Class A Preferred or the Common Stock or the other holders of New Class B Preferred Stock and does not violate any covenants of the Corporation in any Corporation debt instruments that may be in place at such time.

     5. Conversion Rights. The Preferred Stock shall be convertible into Common Stock as follows:
          (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price applicable to such class and series of Preferred Stock (i.e., the applicable New A Series Conversion Price or the applicable New B Series Conversion Price, as the case may be) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.
          (b) Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price for such Preferred Stock then in effect upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Common Stock for the account of the Corporation in which the gross proceeds to the Corporation are equal to or in excess of Twenty Five Million Dollars ($25,000,000) (“Qualified Public Offering”).
          (c) Conversion Price. Each share of Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the applicable Subscription Price, by (ii) the applicable Conversion Price in effect on the Conversion Date. The applicable New A Series Conversion Prices and the applicable New B Series Conversion Prices shall each be subject to adjustment as set forth in subsection (f) below. No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion. Upon any such conversion, the holders of Preferred Stock shall also be entitled to payment, in cash, of all accrued but unpaid dividends on shares of Preferred Stock.
          (d) Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion right specified in subsection (a) above by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the share to be converted, accompanied by written notice specifying the number of shares to be converted. Upon the occurrence of the event specified in subsection (b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in subsection (b) above, as the case may be, and such date is referred to herein as the “Conversion Date.” Subject to the provisions of subsection(f)(vii) below, as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to subsection (b) above), the

Corporation shall issue and deliver to or upon the written order of such holder a certificate or check or cash with respect to any fractional interest in a share of Common Stock as provided in subsection (e) below. Subject to the provisions of subsection (f)(vii) below, the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion (in the case of conversion pursuant to subsection (a) above), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.
          (e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one (1) share of Preferred Stock shall be surrendered for conversion at any one (1) time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.
          (f) Conversion Price Adjustments. The applicable New Series A Conversion Prices and the applicable New Series B Conversion Prices shall each be subject to adjustment from time to time as follows:
               (i) Common Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the applicable Conversion Price (i.e., the applicable New Series A Conversion Price and the applicable New Series B Conversion Price, as the case may be) in effect immediately prior to such issuance, the applicable Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the per share price of the shares issued in that issuance, which shall be determined by dividing the aggregate consideration received by the Corporation for the shares issued in that issuance by the aggregate number of shares so issued in that issuance.
                    For the purposes of any adjustment of the applicable Conversion Price pursuant to clause (i), the following provisions shall be applicable:
                    (A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.
                    (C) Options and Convertible Securities. In the case of the issuance of: (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable); (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable); or options, warrants or rights to purchase such Participating or exchangeable securities (whether or not at the time exercisable):
                         (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;
                         (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;
                         (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;
                         (4) on the expiration or cancellation of any such options, warrants or rights or the termination of the right to convert or exchange such convertible or exchangeable securities, if the applicable Conversion Price shall have been adjusted upon the issuance thereof, that Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights or upon the conversion of exchange of such Participating or exchangeable securities; and
                         (5) if the applicable Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for that actual issuance of Common Stock upon the exercise, conversion or exchange thereof;
provided, however, that no increase in the applicable Conversion Price shall be made pursuant to subclauses (1) or (2) of this subclause (C).
               (ii) Excluded Stock. “Excluded Stock” shall mean: (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Preferred Stock, (B) shares of Common Stock issued or reserved for issuance by the Corporation upon conversion of shares of Preferred Stock; (C) shares of Common Stock to be issued to employees, consultants and advisors of the Corporation, whether pursuant to options, warrants or other rights, together with any such shares that are repurchased by the Corporation and reissued to any such employee, consultant or advisor, but only to the extent that such issuances are authorized pursuant to resolutions adopted by unanimous vote of the Board of Directors, including both directors designated by Walnut, and, if required, the Corporation’s shareholders; and (D) shares of New Class A Preferred Stock issued as compensation, including contingent, “earn-out” or deferred compensation, to the sellers of businesses acquired by the Corporation in acquisitions approved by the Board of Directors in accordance with Section 5.3 of the Recapitalization Agreement or as contingent, “earn-out” or deferred compensation to sellers of businesses acquired by the Corporation in transactions consummated prior to July 14, 2006.
               (iii) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall: (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock; (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares; or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Preferred

Stock been converted immediately prior to such date. Successive adjustments in the applicable Conversion Price shall be made whenever any event specified above shall occur.
               (iv) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock: (A) of shares of any class other than its Common Stock; or (B) of evidence of indebtedness of the Corporation or any Subsidiary; or (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subsection (f)(iii) above); or (D) of rights or warrants (excluding those referred to in subsection (f)(i) above), in each such case the applicable Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing: (1) an amount equal to the difference resulting from: (a) the number of shares of Common Stock outstanding on such record date multiplied by the applicable Conversion Price per share on such record date, less (b) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by: (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the applicable Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to that Conversion Price which would then be in effect if such record date had not been fixed.
               (v) Consolidation, Merger, Sale, Lease and Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary the provisions set forth herein with respect to the rights and interest thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.
               (vi) Rounding of Calculations; Minimum Adjustment. All calculations under this subsection (f) shall be made to the nearest cent ($0.01) or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the applicable Conversion Price shall be made if the amount of such adjustment would be less than five cents ($0.05), but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate five cents ($0.05) or more.
               (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subsection (f) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event: (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment; and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subsection (e) above; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
          (g) No Impairment. The Corporation shall not, by amendment, restatement or modification of this Part Two of Article Fourth or any other provisions of these Third Amended and Restated Articles of Incorporation or any provisions of its Amended and Restated Regulations or through any reorganization, transfer of assets, merger, consolidation, mandatory share exchange, conversion transaction, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all of the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Stock against dilution or impairment.
          (h) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for thirty (30) consecutive trading days ending no more than fifteen (15) business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sale price regular way or in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.
          (i) Statement Regarding Adjustments. Whenever the applicable Conversion Price shall be adjusted as provided in subsection (f) above, the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the

Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Preferred Stock at its address appearing on the Corporation’s records. Each such statement shall be signed by the Corporation’s chief financial officer or its independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subsection (j) below.
          (j) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the applicable Conversion Price), (iii), (iv) or (v) of subsection (f) above, the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in subsection (h) above, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
          (k) Treasury Stock. For the purposes of this Section 5, the sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.
          (l) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.
          (m) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.
          (n) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.
          (o) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the applicable Conversion Price to be less than the par value, if any, of the Common Stock).
     6. Voting Rights.
          (a) In addition to the special voting rights provided in subsections (b), (c) and (d) below and by applicable law, and except for the election of directors, which shall be governed by the Second Amended and Restated Shareholders Agreement dated as of July 14, 2006, as in effect from time to time (the “2006 Shareholders Agreement”), the holders of shares of Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote. The holders of the New Class A Preferred Stock and New Class B Preferred Stock (other than T. O’Gara, Wilfred O’Gara (“W. O’Gara”) and Michael J. Lennon (“Lennon”)) shall be entitled to the number of votes equal to the sum of largest number of full shares of Common Stock into which such shares of New Class A Preferred Stock or New Class B Preferred Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. The shares of New Class B Preferred Stock held by T. O’Gara, W. O’Gara and Lennon shall be entitled to one thousand (1,000) votes for each such share (except in or with respect to the election of directors, which shall be governed by the 2006 Shareholders Agreement, the approval of incentive compensation for members of the Corporation’s senior management, the amendment or restatement of these Third Amended and Restated Articles of Incorporation and any matters reserved for class or series votes or as to which holders of Preferred Stock enjoy protective provisions, whether in these Third Amended and Restated Articles of Incorporation or otherwise). In all cases where the holders of shares of Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one (1) vote for each such share held by them respectively.
          (b) Without the prior consent of the holders of at least a majority of the then-outstanding shares of all series of New Class A Preferred Stock, given in writing or by vote at a meeting of stockholders called for such purpose, voting or consenting together as a single class, the Corporation will not:
               (i) Alter or change the rights, preferences or privileges of the New Class A Preferred Stock;

               (ii) Increase or decrease the authorized number of shares of New Class A Preferred Stock;
               (iii) Materially change the nature of the Corporation’s business (which shall not include any expansion of the Corporation or its acquisition of related or strategic businesses); or
               (iv) Amend or restate the Corporation’s Third Amended and Restated Articles of Incorporation, Amended and Restated Regulations or other charter documents (including any amendment or restatement effected by merger, consolidation, mandatory share exchange or otherwise) in a manner that adversely affects the rights of the holders of the New Class A Preferred Stock.
          (c) Without the prior consent of the holders of at least fifty five percent (55%) of the then-outstanding shares of all series of New Class B Preferred Stock, given in writing or by vote at a meeting of stockholders called for such purpose, voting or consenting together as a single class, the Corporation shall not:
               (i) Alter or change the rights, preferences or privileges of the New Class B Preferred Stock;
               (ii) Increase or decrease the authorized number of shares of New Class B Preferred Stock;
               (iii) Create (by reclassification or otherwise) any new class or series of capital stock having rights, preferences or privileges on a par with or senior to the New Class B Preferred Stock;
               (iv) Materially change the nature of the Corporation’s business (which shall not include any expansion of the Corporation or its acquisition of related or strategic businesses);
               (v) Amend or restate the Corporation’s Third Amended and Restated Articles of Incorporation, Amended and Restated Regulations or other charter documents (including any amendment or restatement effected by merger, consolidation, mandatory share exchange or otherwise) in a manner that adversely affects the rights of the holders of the New Class B Preferred Stock;
               (vi) Sell or otherwise convey all or substantially all the assets of the Corporation or sell or issue shares of capital stock of the Corporation representing fifty percent (50%) or more of the capital stock of the Corporation or enter into any consolidation or merger, mandatory share exchange or conversion transaction;
               (vii) Initiate the voluntary dissolution or winding-up or reorganization of the Corporation;

               (viii) Enter into any agreement, directly or indirectly, with officers, employees, stockholders or directors of the Corporation, other than employment agreements, compensation arrangements, stock options or other service related transactions that are approved by the Board of Directors (with the consent of both directors designed by Walnut); or
               (ix) Enter into any agreements, directly or indirectly, with any person to issue any capital stock of the Corporation in return for goods or services provided by such person.
          (d) Without the prior consent of the holders of at least a majority of the then-outstanding shares of any series of Preferred Stock, given in writing or by vote at a meeting of stockholders called for such purpose, all holders of such series voting or consenting together as a single class, the Corporation will not alter or change, directly by amendment or restatement of these Third Amended and Restated Articles of Incorporation or indirectly by merger, consolidation, mandatory share exchange, conversion transaction or otherwise, the Subscription Price or Conversion Price applicable to such series.
     7. Preemptive Rights.
          (a) The Corporation hereby grants to each holder of Preferred Stock a right of first refusal to purchase, on a pro rata basis, all or any part of New Securities (as defined below) which the Corporation may, from time to time, propose to sell and issue subject to the terms and conditions set forth below. Each such holder’s pro rata share, for purposes of this Section 7, shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by such holder of Preferred Stock or issuable upon conversion of the Preferred Stock then held by such holder or upon the exercise of any other Participating securities, options, rights or warrants then held by such holder, and the denominator of which is the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion or exercise of then outstanding New Class A Preferred Stock, New Class B Preferred Stock, other participating securities, options, rights or warrants (i.e., calculated on a fully-diluted basis).
          (b) “New Securities” shall mean any capital stock of the Corporation whether now authorized or not and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are or may become, Participating into capital stock; provided, however, that the term “New Securities” does not include: (i) the New Class B Preferred and New A-1 Series; (ii) the shares of Common Stock issuable upon conversion of such shares of New Class B Preferred and New A-1 Series; (iii) the New Class A Preferred issued in connection with the acquisitions approved by the Board of Directors in accordance with Section 5.3 of the Recapitalization Agreement or the shares of Common Stock issuable upon conversion of such shares of New Class A Preferred; (iv) securities offered to the public pursuant to a Qualified Public Offering; (v) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; or (vi) securities issued in connection with the exercise of warrants or options listed on Section 4.4 of the Disclosure Schedule to the Recapitalization Agreement; or (viii) securities issued in connection with any of the Company’s stock option plans pursuant to resolutions adopted by unanimous vote of the Board of Directors, including both directors designated by Walnut; and (viii) securities issued in connection with acquisitions of other businesses by the Company.
          (c) If the Corporation intends to issue New Securities, it shall give each holder of Preferred Stock written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Corporation proposes to effect such issuance. Each holder of Preferred Stock shall have thirty (30) days from the date of any such notice to agree to purchase all or part of its, her or his pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Corporation’s notice by giving written notice to the Corporation stating the quantity of New Securities to be so purchased. Each holder of Preferred Stock shall have a right of over allotment such that if any other holder of Preferred Stock fails to exercise his, her or its right hereunder to purchase his, her or its total pro rata portion of New Securities, the other holders of Preferred Stock may purchase such portion on a pro rata basis, by giving written notice to the Corporation within five (5) days from the date that the Corporation provides written notice to the other Investors of the amount of New Securities with respect to which such non-purchasing holder of Preferred Stock has failed to exercise its, her or his right hereunder.
If any holder of Preferred Stock fails to exercise the foregoing right of first refusal with respect to any New Securities within such thirty (30)-day period (or the additional five (5)-day period provided for overallotments), the Corporation may within one hundred eighty (180) days thereafter sell any or all of such New Securities not agreed to be purchased by the holders of Preferred Stock, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each holder of Preferred Stock pursuant to paragraph (c) above. In the event the Corporation has not sold such New Securities within such one hundred eighty (180)-day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such New Securities to the holders of Preferred Stock in the manner provided in this Section 7.
     8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as amended from time to time).
     9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     10. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     11. Status of Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Ohio) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.
     ARTICLE FIFTH: The Corporation is to have perpetual existence.
     ARTICLE SIXTH: Except as provided in this Article Sixth, any of the provisions of these Third Amended and Restated Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Ohio at the time in force may be added or inserted as prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by these Third Amended and Restated Articles of Incorporation are granted subject to the provisions of this Article Sixth. Notwithstanding any other provision of these Third Amended and Restated Articles of Incorporation to the contrary, this Article Sixth may not be amended, altered or repealed (including any amendment, alteration or repeal effected by merger, consolidation, mandatory share exchange, conversion transaction or otherwise) without each of: (x) the affirmative vote of a majority in interest of the then-outstanding shares of all series of the then-outstanding New Class A Preferred Stock; and (y) the affirmative vote of the holders of at least fifty five percent (55%) of the then-outstanding shares of all series of the New Class B Preferred Stock. Part Two of Article Fourth of these Third Amended and Restated Articles of Incorporation may not be amended, altered or repealed (including any amendment, alteration or repeal effected by merger, consolidation, mandatory share exchange, conversion transaction or otherwise) without the affirmative vote of a majority in interest of the then-outstanding shares of all series of the New Class A Preferred Stock and of the holders of at least fifty five percent (55%) of the then-outstanding shares of all series of the New Class B Preferred Stock.
     ARTICLE SEVENTH: This Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.
     ARTICLE EIGHTH: No shareholder shall have the right to vote cumulatively in the election of directors.
     ARTICLE NINTH: These Third Restated and Amended Articles of Incorporation take the place of and supersede the existing Second Restated and Amended Articles of Incorporation of the Corporation as heretofore amended and/or restated.

Schedule 3.1-2
Regulations
The Company’s Amended and Restated Regulations are attached hereto.

AMENDED AND RESTATED REGULATIONS
OF
THE O’GARA GROUP, INC.
(the “Corporation”)
ARTICLE I.
SHAREHOLDERS’ MEETINGS
     Section 1. Place. All meetings of shareholders shall be held either at the principal office of the Corporation or at any other place within or without the State of Ohio.
     Section 2. Annual Meetings. The annual meeting of the Corporation’s shareholders shall be held in the afternoon on the 1st day in April of each year if not a legal holiday, then if a legal holiday, then at the same time of the next succeeding day not a legal holiday. In the event that such annual meeting is omitted by oversight or otherwise on the date herein provided for, the shareholders shall cause a meeting in lieu thereof to be held as soon thereafter as is convenient, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting.
     Section 3. Special Meetings. Special meetings of the shareholders of the Corporation may be held on any date, other than a legal holiday, when called as provided by law. Any holder or holders of more than ten percent (10%) of the outstanding capital stock of the Corporation (calculated on an “as-converted” basis), shall have the right to call a special meeting of the shareholders.
     Section 4. Notice of Meetings. Written notice of all shareholders’ meetings, stating the time and place, and in case of special meetings, the objects thereof, shall be given to each shareholder of record entitled to notice of such meeting by mailing the notice to such shareholder’s address as it appears on the records of the Corporation not less than seven (7) nor more than sixty (60) days before the date of the meeting.
     Section 5. Action of Shareholders Without Meeting. Any action which may be authorized or taken at a meeting of the shareholders of the Corporation may be authorized without a meeting by a unanimous written consent of such shareholders pursuant to Section 1701.54, Ohio Revised Code.
ARTICLE II.
DIRECTORS
     Section 1. Election, Number and Term. The election of directors shall take place at the annual meeting of shareholders or at a special meeting called for that purpose. The number of directors and the rights and obligations of the shareholders to nominate and elect the directors are as set forth in the Amended and Restated Shareholders Agreement dated as of May 6, 2005, as amended or modified in accordance with its terms (the “Shareholders Agreement”).

     Section 2. Meetings. Meetings of the Board of Directors shall be held at the principal office of the Corporation, or at such other place within or without the State of Ohio as may be determined by the Board. At least two (2) days notice of such meetings shall be given to each director, unless the Board of Directors has fixed a regular time and place for such meetings, in which case no noticed shall be required for meetings held at such time and place. Meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, a Vice President or by any two directors upon the giving of notice as herein required. Notice of any Director’s meeting may be waived by any director either before or after such meeting. A director’s presence at any meeting shall be deemed to constitute a waiver of notice on his/her part.
     Section 3. Action of Directors Without a Meeting. Any action which may be authorized or taken at a meeting of the directors of the Corporation may be authorized without a meeting by the unanimous written consent of such directors pursuant to Section 1701.54 of the Ohio Revised Code.
ARTICLE III.
OFFICERS
     Section 1. Officers. The officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Directors may elect.
     Section 2. Election and Term. All officers shall be elected by the Board of Directors and shall hold office at the will of the Board of Directors. Except as otherwise provided by law, any person may hold more than one office, provided the duties thereof can be consistently performed by the same person.
     Section 3. Powers and Duties. The officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, subject to such restrictions as may be determined by the Board of Directors and such further powers and duties as from time to time may be conferred by the Board of Directors.
ARTICLE IV.
INDEMNIFICATION
     Section 1. General. The Corporation shall, in the case of any person who is or was an officer or director, and may, in the case of any other person, indemnify and hold harmless, to the fullest extent not prohibited by the Ohio General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any predecessor, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 2. Derivative Actions. The Corporation shall, in the case of any person who is or was an officer or director, and may, in the case of any other person, indemnify and hold harmless to the fullest extent not prohibited by the Ohio General Corporation Law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any predecessor, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, the Hamilton County, Ohio Court of Common Pleas, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Hamilton County, Ohio Court of Common Pleas or such other court shall deem proper.
     Section 3. Payment or Advancement of Expenses. To the extent that a director, trustee, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article IV, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. In addition, with respect to a director or officer, such expenses, including attorneys’ fees, shall be paid by the Corporation on a continuing and current basis (and not later than ten (10) business days following receipt by the Corporation of a request for reimbursement) in advance of the final disposition of such action, suit or proceeding, upon the Corporation’s receipt of an undertaking by or on behalf of the director or officer to repay such amount, if (with respect to an officer) it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized herein or (with respect to a director) it is ultimately determined by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disrespect for the best interest of the Corporation.
     Section 4. Special Procedure to Enforce Rights. If a request for indemnification or reimbursement is not paid in full by the Corporation within ninety days following the receipt thereof by the Corporation, the requesting party may at any time thereafter bring suit against the Corporation to recover the unpaid amount, and, if successful in whole or in part, shall also be entitled to the expenses of prosecuting such action. It shall be a defense to any such action (other than an action to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the requesting party has not met the standards of conduct which make it permissible under the Ohio General Corporation Law for the Corporation to indemnify the requesting party for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the requesting party is proper under the circumstances because he has met the applicable standard of conduct set forth in the Ohio General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the requesting party had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the requesting party has not met the applicable standard of conduct.
     Section 5. Rights are Non-Exclusive. The rights conferred on any person by Sections 1, 2, 3 and 4 above shall not be exclusive of any other rights to which such person may be entitled under any statute, provision of the Corporation’s Amended and Restated Articles of Incorporation or these Amended and Restated Regulations, agreement, vote of the shareholders or disinterested Directors, or otherwise. The Corporation shall have the power to give any further indemnity, in addition to the indemnity offered or authorized under other provisions of this Article IV, to any person who is or was a director or officer, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either: (i) authorized, directed or provided for in the Corporation’s Amended and Restated Articles of Incorporation or any duly adopted amendment thereof; or (ii) authorized, directed or provided for in any provision of these Amended and Restated Regulations, or separate agreement or contract of the Corporation which has been ratified or adopted by a vote of the shareholders of the Corporation, and provided further that the Corporation shall in no event indemnify any person from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or if it is finally adjudged by a court of competent jurisdiction considering the question of indemnification that such payment of indemnification is or would be in violation of applicable law.
     The Board of Directors, in its discretion, shall have the power on behalf of the Corporation to indemnify, to the fullest extent not prohibited by the Ohio General Corporation Law, any person, other than a director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, by reason of the fact that he, or a person for whom he is the legal representative, is or was an employee or agent of the Corporation.
     Section 6. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article IV.
     Section 7. Consolidation or Merger. As used in this Article IV, references to the Corporation include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such a constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under this Article IV with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
     Section 8. Contract Rights. The provisions of this Article IV shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves in such capacity at any time while this Article is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore brought based in whole or in part on any such state of facts.
ARTICLE V.
SHARES
     Section 1. Certificates. Every shareholder shall be entitled to a certificate or certificates for its, his or her shares of the Corporation in such form as may be prescribed by the Board of Directors, duly numbered and setting forth the number and kind of shares. Such certificates shall be signed as permitted by law.
     Section 2. Transfer. Subject to the provisions and restrictions set forth in the Shareholders Agreement, Shares may be transferred by delivery of the certificate accompanied either by an assignment in writing on the back of the certificate or by a written power of attorney to sell, assign, and transfer the same on the books of the Corporation, signed by the person appearing by the certificate to be the owner of the shares represented thereby an shall be transferable on the books of the Corporation upon surrender thereof so assigned or endorsed. The person registered on the books of the Corporation as the owner of any shares shall be entitled to all the rights of ownership with respect to such shares.

     Section 3. Lost Certificates. The Board of Directors may order a new certificate or certificates of shares to be issued in place of any certificate or certificates alleged to have been lost or destroyed upon such terms as the Board of Directors may prescribe.
     Section 4. Closing of Transfer Books. The transfer books of the corporation may be closed by order of the Board of Directors for a period not exceeding sixty (60) days prior to any meeting of the shareholders. In lieu of closing the transfer books, the Board of Directors may fix a day not more than sixty (60) days prior to the day of holding any meeting of Shareholders as the day as of which shareholders entitled to notice of and to vote at such meeting shall be determined; and only shareholders of record on such day shall be entitled to notice of or to vote at such meeting.
ARTICLE VI.
SEAL
     The Corporation shall have no seal unless and until the Board of Directors adopts a seal and in such form as the Board of Directors may designate or approve.
ARTICLE VII.
AMENDMENTS
     These Amended and Restated Regulations of the Corporation may be amended, added to, or repealed by vote or written consent of the holders of two thirds of the issued and outstanding voting shares of the Corporation, subject to the limitations and required consent provisions of the Corporation’s Amended and Restated Articles of Incorporation.

Schedule 3.1
Foreign Qualifications
As of December 5, 2007, the Company has filed for reinstatement in the following states and jurisdictions in which the nature of its properties and business requires qualification: D.C., Montana, and Florida.

Schedule 3.2
Subsidiaries
1.	STS Holding Company, an Ohio corporation (“STS Holding”)
a.	Sensor Technology Systems, Inc., an Ohio corporation, is a wholly-owned subsidiary of STS Holding (“STS”)
i.	Sensor Technology Systems Limited, a UK corporation, is a wholly-owned subsidiary of STS (“STS Europe”)
2.	O’Gara Safety & Security Institute, Inc., an Ohio corporation (“SSI”)

3.	O’Gara-Tracor, Inc., an Ohio corporation (“Tracor”)

4.	Diffraction, Ltd., a Vermont corporation (“Diffraction”)

5.	O’Gara-Homeland Defense Solutions, Inc., an Ohio corporation (“HDS”)
a.	Critical Incident Solutions, LLC, an Ohio limited liability company, is a wholly-owned subsidiary of HDS (“CIS”)

b.	Secure Product Creations, LLC, an Ohio limited liability company, is a wholly-owned subsidiary of HDS (“SPC”)

c.	International Society of First Responders, LLC, an Ohio limited liability company, is a wholly-owned subsidiary of HDS (“ISFR”)
6.	Security Support Solutions Limited, a UK corporation (“3S”)
As of December 5, 2007, SSI has filed for reinstatement in the Commonwealth of Virginia.

Schedule 3.4
Ownership and Status of Capital Stock
(a)	See attached capitalization table.

(b)	For a listing of outstanding options, see attached capitalization table.

Members of the Company’s Board of Advisors have been promised an annual grant of stock options for Common Stock in the Company.

Under the Plan and Agreement of Merger dated January 3, 2006, by and between the Company, Tracor, Tracor, Inc., Brett T. Beaman, and Richard T. Holman-Vlcek, the Company has an obligation to provide shares of its stock to the shareholders of Tracor, Inc. based upon an earn-out formula set forth in the Plan and Agreement of Merger.

Under the Asset Purchase Agreement dated March 20, 2006, by and between the Company, SSI, VIR Rally, LLC, and, for certain provisions, Connie Lee Greene Nyholm and Harvey Charles Siegel, the Company has an obligation to provide shares of its stock to VIR Rally, LLC based upon an earn-out formula set forth in the Asset Purchase Agreement.

Under the Founders’ Bonus Plan dated September 18, 2006, Tom O’Gara, Bill O’Gara, and Michael J. Lennon will receive a cash bonus when the Company undergoes a liquidation event.

Under the Registration Rights Agreement dated June 29, 2007, by and between the Company, David Painter, Lee Wares, and Sunrise Limited, which was entered into in connection with the Company’s acquisition of 3S, the Company has an obligation, under limited circumstances, to effect the filing of an S-3 registration statement relating to the 18,722 New Class A Preferred shares the Company issued in connection with the acquisition.

Schedule 3.5.1
Undisclosed Liabilities
None.

Schedule 3.6
Absence of Certain Changes
(a)	None.

(b)	None.

(c)	None.

(d)	None.

(e)	None.

(f)	On July 13, 2007, the Company entered into a Loan Agreement, $10,000,000 Committed Line of Credit, and other related agreements with PNC Bank. On the same date, the Company paid-off its obligations under and terminated its credit arrangements with U.S. Bank.

(g)	None.

(h)	Shares and options have been issued since December 31, 2006, as disclosed on the capitalization table attached to Schedule 3.4 hereto.

(i)	None.

(j)	None.

(k)	None.

(l)	None.

(m)	See subsection (f) to this Schedule 3.6.

(n)	None.

(o)	None.

(p)	The Company has entered into acquisition discussions with several entities, including, but not limited to: (i) Optical Systems Technology, Inc., including the shares of its affiliated companies Applied Technologies, Inc. and OmniTech Partners, Inc., and (ii) TPS Armoring.

(q)	None.

Schedule 3.7
Litigation
In December 2006, the Company sued Epicor Software Corporation in the U.S. District Court for the Southern District of Ohio (Case No. 06-799) for fraudulent inducement, negligent misrepresentation, breach of contract, and for a declaratory judgment that it is not bound by the terms of a contract between the parties. The lawsuit arose out of Epicor’s sale and installation of software that failed to perform as represented by Epicor. Epicor filed an answer to all of the Company’s claims except those for fraudulent inducement and negligent misrepresentation, as to which it filed a motion to dismiss (which the court denied). Epicor also filed a counterclaim for breach of contract and unjust enrichment, claiming that the Company failed to pay Epicor for its services, seeking damages of approximately $140,000. The Company and Epicor are currently engaged in discovery.

Schedule 3.7.2
Other Relationships
The Company
1.	From time to time, the Company receives consulting services from Tom O’Gara and O’Gara Automotive Group, LLC, a dealership owned by Tom O’Gara.
Diffraction
1.	Diffraction leases commercial space at 49 Fiddler’s Green, Waitsfield, VT 05673 from Platypus, LLC, which is owned by Bill and Julie Parker, New Series A Preferred shareholders of the Company. The lease is scheduled to terminate May 31, 2010. Rent for 2008 is $8,728.50 per month plus CAM expenses. Rent for 2009 is $8,990.30 per month plus CAM expenses. Rent for the term in 2010 is $9,259.80 per month plus CAM expenses.
2.	Diffraction leases commercial space at 4919 Main Street, Waitsfield, VT 05673 from Bill and Julie Parker, New Series A Preferred shareholders of the Company. The lease is scheduled to terminate May 31, 2010. Current rent is $1,000 per month plus utilities and CAM expenses.
3.	Diffraction leases certain business equipment from Platypus Holdings LLC which is located at the 49 Fiddler’s Green address. There is no charge for the lease of the equipment, but Diffraction is responsible for all maintenance expenses, and Platypus and its affiliates have the right to use the equipment, so long as their use does not interfere with any reasonably necessary use of the equipment by Diffraction. Any termination of the lease arrangement by either Diffraction or Platypus requires six months prior written notice, which may be waived by the party receiving the notice.
4.	Master equipment lease between Diffraction and Platypus Holdings LLC dated March 1, 2004.
SSI
1.	SSI leases real property at 1120 Euro Rally Road, Alton, VA 24520 from Blue Chip Racing Resorts, LLC and VIR Rally, LLC (a New Series A Preferred shareholder of the Company). The lease grants SSI an exclusive license to a tactical training center, a nonexclusive license to certain forest trails, and a nonexclusive license to use the track property. Rent is 25% of the then current ground rent due from Blue Chip as required by the lease between Blue Chip and South Bend Farm, Inc. The lease is scheduled to terminate December 31, 2016. SSI has five options to renew, with each renewal extending the term for ten years.
2.	VIR Operations, an affiliate of VIR Rally, LLC, allows SSI to use certain radio licenses for the term of the lease agreement referred to above.

Schedule 3.8.1
Intellectual Property Rights
The Company, Tracor, and HDS
None.
STS
1.	License Agreement dated August 28, 1995, by and between STS and Night Vision Corporation (as amended on August 25, 1999, and July 1, 2002). NVC grants STS the right and license to make, use, and sell the Eagle Eye night-vision goggle otherwise known as the STS LP/NVG Models 2722 and 2733 (government designation AN/PVS-21) and variants thereof.
Diffraction
1.	Patent Filings
a.	“Target Assignment Projectile” Provisional Patent Application No. 60/506,333 filed September 27, 2003 and U.S. Patent Application No. 10/483,753 filed September 27, 2004

b.	“Selective Emitting Flare Nanosensors” Provisional Patent Application No. 60/506,334 filed September 27, 2003 and U.S. Patent Application No. 10/483,754 filed September 27, 2004

c.	“Covert Night Vision System” Provisional Patent Application filed September 24, 2003 and “Illumination Filter and Imaging System and Method” U.S. Patent Application Filed September 23, 2004 (NVL Docket 3302, Classified)
2.	Assignment of the “Illumination Filter and Imaging System and Method” from the U.S. government to Diffraction

3.	Data Rights Reserved per Federal Acquisition Regulations (subject to FAR 252.227-7017 Identification and Assertion of Use, Release, or Disclosure Restrictions)
a.	Contracting Organization: National Center for the Study of Counterterrorism and Cybercrime. Contract Number: DIF03-01 (Subcontract of Prime Contract USZA26-03-D-1006).

b.	Projects with Data Rights Restrictions are listed here – the statements of work exist as the invention disclosure for each of these projects.

Project Name	Project Title	Task Order Number
TAP	Target Assignment Projectile	001
SEF	Selective Emitting Flare	002
NES	Nanoflake Explosive Sensor	003
BBS	B-Band Suite	004
BBS	B-Band Suite Follow-on	005
FBE	Filter Beacon Engineering	005
IRB	Infrared Beacon Engineering	005
HHI	Hand Held Imager	005
MFE	Monocle Fusion Engineering	005
PSM	Personnel Signature Management	006
SSI
1.	Trademarks
a.	SSI – Registration/Application 78/599,064 (issued 3/31/2005)

b.	SAFETY & SECURITY INSTITUTE – Registration/Application 78/599,059 (issued 3/31/2005)
3S
1.	Registered IP: www.sss3.co.uk

2.	Material unregistered IP
a.	3S logo

b.	Database rights in the databases where 3S maintains its clients and employees

c.	All copyright in the content of the website accessed through the domain name www.sss3.co.uk
CIS
1.	Trademarks
a.	THE RESPONDER – Registration/Application 3,116,160 (issued [ ])

b.	EDR – Registration/Application 2,977,740 (issued [ ])

c.	PERIMETER CONTROL KIT – Registration/Application 3,156,212 (issued [ ])

d.	SECURE PRODUCT CREATIONS – Registration/Application 3,161,572 (issued [ ])

e.	R4SYSTEMS – Registration/Application 3,067,618 (issued [ ])
2.	Copyrights
a.	Website content – www.ci-soluitons.net (domain name registered to CIS)

b.	Website content – www.hds-inc.com (domain name registered to CIS)

c.	Training materials and curriculum
3.	Patents
a.	Egress-Decontamination-Redress Kit, Serial No. 10/952,057

b.	One-Size Fits All Haz-Mat Suit, Serial No. 11/326,107
4.	License Agreement dated October [ ], 2003, by and between CIS and Four D Development LLC. CIS granted Four D a non-exclusive, worldwide license of certain IP provided by CIS to Four D to be used or developed in software development by Four D.
ISFR
1.	Trademarks
a.	INTERNATIONAL SOCIETY OF FIRST RESPONDERS – Registration/Application 78/740,620 (issued [ ])
2.	Copyrights: Original website content (excluding linked news articles and third party content) – www.isofr.com (domain name registered to HDS)

3.	Patents
a.	Egress-Decontamination-Redress Kit, Serial No. 10/952,057

b.	One-Size Fits All Haz-Mat Suit, Serial No. 11/326,107
Secure Product Creations, LLC
1.	Copyrights: Website content – www.secureproductcreations.com (domain name registered to CIS)

Schedule 3.8.2
Government Approvals
None.

Schedule 3.9
Brokers
None.

Schedule 3.13
Employment Contracts; Certain Material Transactions
(i)
Employment Agreements
1.	Employment Agreement dated August 31, 2003, by and between STS and Robert G. Lupini.

2.	Employment Agreement dated [ ], 2004, by and between the Company and Michael J. Lennon.

3.	Employment Agreement dated May 9, 2005, by and between Diffraction, the Company, and Bill Parker.

4.	Employment Agreement dated January 3, 2005 [should say 2006], by and between Tracor and Brett T. Beaman.

5.	Employment Agreement dated January 3, 2005 [should say 2006], by and between Tracor and Richard T. Holman-Vlcek.

6.	Employment Agreement dated November 13, 2006, by and between HDS, the Company, and James W. Noe.

7.	Executive Service Agreement dated September 16, 2004, by and between STS Europe and Andrew Murray.

8.	Executive Service Agreement dated [ ], 2007, by and between 3S and David Painter.

9.	Executive Service Agreement dated [ ], 2007, by and between 3S and Lee Wares.
(ii) and (iii)
Bonus and Benefit Plans of the Company and its Subsidiaries
1.	401(k) Plan

2.	Medical Insurance

3.	Dental Insurance

4.	Group Life Insurance

5.	Long Term Disability Insurance

6.	Short Term Disability Insurance

7.	Education Reimbursement Plan

8.	Cafeteria Plan

9.	Discretionary Bonus Plan

10.	Founders’ Bonus Plan
(iv)
1.	See the items listed on Schedule 3.7.2 hereto.

Schedule 3.14
Banks
(i)

Financial Institution	Type of Account(s)	Authorized Person(s)
PNC Bank	Credit Facility	Steve Ratterman
Bill O’Gara
Michael Lennon
Abram Gordon

PNC Bank	Checking	Steve Ratterman
Bruce Remington

PNC Bank	Treasury Management Services	Steve Ratterman
Bruce Remington
Julie Terrill
(ii)	None.

Schedule 4.3
Use of Proceeds
None.

Schedule 4.5
Other Agreements
The form agreement relating to matters of corporate opportunities and limited non-competition is attached.

AGREEMENT
     To induce Walnut Investment Partners, L.P., a Delaware limited partnership (“Walnut”), to enter into and to consummate the transactions contemplated by the Investment Agreement dated as of May 17, 2004 between Walnut and The O’Gara Group, Inc., an Ohio corporation (the “Company”), the undersigned hereby covenants and agrees, for the benefit of Walnut and the Company, that as long as: (A) Walnut is an investor in the Company; and (not or) (B) the undersigned and [Wilfred T. O’Gara / Thomas M. O’Gara] beneficially own the controlling voting equity interest in the Company or (not and) the undersigned is an officer of the Company, the undersigned: (x) will present to the Board of Directors of the Company for their consideration all defense industry and security business investment opportunities of which the undersigned becomes aware; and (y) will not compete with the Company in the night vision goggle business or in any other defense industry or security business activities in which the Company or any subsidiary of the Company is then engaged.
     The undersigned agrees that this Agreement is ancillary to the sale of an interest in a business and is entitled to the rule of liberal judicial enforcement applicable to restrictive covenants in such context. The undersigned further acknowledges and agrees that Walnut and the Company would be injured in a manner not adequately compensated by money damages in the event of a breach or threatened breach of this Agreement and therefore agrees that, in the event of such breach or threatened breach, Walnut and the Company shall be entitled, without limiting its rights or remedies under law, to a temporary restraining order, a preliminary injunction and other equitable relief, all without the need to post bond or other security. The undersigned further acknowledges and agrees that enforcement of this Agreement is not unreasonably restrictive of his rights and that such enforcement is reasonably necessary for the protection of Walnut’s and the Company’s business interests. The undersigned, Walnut and the Company hereby instruct any court that may find any provision of the above non-competition covenant to be unenforceable because it is overbroad or in violation of public policy to modify the covenant to the minimum extent needed to permit enforcement thereof.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF OHIO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. The undersigned agrees that any controversy, claim or dispute arising out of or relating to the terms and conditions of this non-competition covenant may be determined by litigation initiated in a federal or state court having a situs in the City of Cincinnati, Ohio. The undersigned consents to the jurisdiction of the courts in Hamilton County, Ohio for this purpose. The prevailing party shall be entitled to all costs including reasonable attorney’s fees and expenses resulting from such dispute or controversy.

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the 14th day of May, 2004.

[Name of Executive Management Team Member]

Schedule 6.3
Form of Legal Opinion
The form of legal opinion of Taft Stettinius & Hollister LLP is attached hereto.

[Taft Stettinius & Hollister LLP Letterhead]
December 17, 2007
Walnut Investment Partners, L.P.
312 Walnut St.
Cincinnati, Ohio 45202
     Re: Investment in The O’Gara Group, Inc.
Ladies and Gentlemen:
     We have served as counsel to The O’Gara Group, Inc., an Ohio corporation (the “Company”), in connection with the purchase of shares of stock in the Company by Walnut Investment Partners, L.P., Walnut Holdings O’Gara LLC, Hauser 43, LLC, PMR, LLC, Mark J. Hauser, Margie Hauser, Bullimore Limited, Wilfred T. O’Gara, William J. Motto, Brett T. Beaman, Richard T. Holman-Vlcek and Kurt M. Campbell (collectively, the “Investors”) as provided in the Investment Agreement dated as of December 17, 2007, by and between the Investors and the Company (the “Investment Agreement”). This opinion is being delivered to you pursuant to Section 6.3 of the Investment Agreement.
     In offering our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
(a)	the Articles of Incorporation of the Company (the “Articles”) as amended and supplemented through the date hereof and including the latest amendment to the Company’s Third Amended and Restated Articles of Incorporation filed with the Ohio Secretary of State (the “Secretary of State”) on the date hereof;

(b)	the Amended and Restated Regulations of the Company as in effect on the date hereof;

(c)	the Investment Agreement;

(d)	certified resolutions of the Board of Directors of the Company relating to the Investment Agreement and the Amendment to the Articles of the Company (collectively, the “Transaction Documents”) and the transactions contemplated thereby;

(e)	a short-form good standing certificate for the Company dated as of a recent date and issued by the Secretary of State;

(f)	an Officers’ Certificate of the Company, dated the date hereof, as to certain factual matters (the “Certificate”), an executed copy of which is attached to this opinion; and

(g)	such other documents as we have considered necessary or appropriate to the rendering of the opinion expressed below.
     In our examination of the aforesaid documents, we have assumed, without independent investigation (the “Assumptions”):
(a)	the genuineness of all signatures;

(b)	the legal capacity of all individuals who have executed any of the Transaction Documents;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to authentic originals of all documents submitted to us as copies;

(e)	the accuracy and completeness of all public records and certificates reviewed by us;

(f)	the truth and completeness of all representations and warranties made by the Company, the Investors, and the other parties in the Transaction Documents;

(g)	the completeness of all documents submitted to us and the lack of any undisclosed modifications, waivers, or amendments to any agreements or other documents examined by us;

(h)	that all parties to the Transaction Documents other than the Company have complied with all applicable federal and state laws, rules, and regulations in connection with the Transaction Documents and the transactions contemplated thereby;

(i)	that each party to the Transaction Documents other than the Company that is not a natural person is qualified and authorized to do business in every jurisdiction in which such qualification and authorization are required to enable it to enter into and perform its obligation under the Transaction Documents;

(j)	that the Transaction Documents have been duly and validly authorized, executed, and delivered by all parties thereto other than to the Company;

(k)	that the Transaction Documents constitute the valid, binding, and enforceable obligations of all parties thereto other than the Company (as to which we have not made such assumption);

(l)	that either (i) all material terms and conditions of the relationship between the Company and the Investors are correctly and completely reflected in the Transaction Documents, or (ii) nothing in any agreement between any Investor and the Company that we have not reviewed modifies the material terms and conditions of the relationship between the Investors and the Company;

(m)	the conduct of the parties to the transaction contemplated by the Transaction Documents (the “Transaction”) complies with any applicable requirement of good faith, fair dealing, conscionability, and commercial reasonableness;

(n)	no misrepresentations between the parties to the Transaction Documents have been made that would cause the Transaction Documents to be invalid or unenforceable, in whole or in part; and

(o)	no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence has occurred in connection with the Transaction.
     As to any facts material to this opinion, we have relied solely upon the Certificate and the representations and warranties of the Company and the Investors set forth in the Transaction Documents and have not independently verified the matters stated therein.
     Based upon the Assumptions, and subject to the Qualifications hereinafter set forth, we are of the opinion that:
     1. The Company is a corporation organized, validly existing, and in good standing under the laws of the State of Ohio. The Company has all requisite power and authority to conduct its business and to own its properties as now conducted and owned and to execute and deliver and carry out and perform its obligations under the Investment Agreement.
     2. Neither the Company’s entering of the Investment Agreement nor the performance of its obligations thereunder will: (i) violate any provision of the Company’s Articles or Amended and Restated Regulations; (ii) to our knowledge, result in the breach of or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any material lien, claim, or encumbrance on any Company asset.
     3. The Company has authorized and executed the Investment Agreement. The Investment Agreement has been approved by all necessary actions, including approval by the Company’s Board of Directors and shareholders, and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its provisions.
     The foregoing opinions are further qualified as follows (the “Qualifications”):
     (A) We have made no investigation and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio.
     (B) This opinion concerns only the effect of the laws (excluding the principles of conflict of laws) of the State of Ohio as currently in effect. We assume no obligation to update or supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.
     (C) We express no opinion as to the enforceability of: (i) self-help or other non-judicial remedies, (ii) provisions requiring indemnification, or (iii) provisions requiring the payment of legal fees.

     (D) The enforceability of the Transaction Documents may be: (i) limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, preferential transfer, or similar laws affecting the enforceability of creditors’ rights generally; (ii) subject to the rights, claims, and defenses of lessors, account debtors, or other parties to leases or other contracts to which the Company is a party; (iii) subject to the qualification that certain provisions therein may be unenforceable in whole or in part (but inclusion of such provisions does not invalidate such documents in their entirety); and (iv) subject to public policy and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Such principles of equity are of general application, and in applying such principles a court, among other things, might require marshalling of liens, or decline to enforce or order performance of a covenant or allow acceleration of indebtedness or realization upon any security for the payment of such indebtedness, by reason of the failure to perform such a covenant or a violation of such documents to the extent that the court determines that performance of such covenant or such violation is not material to the repayment of such indebtedness. Such principles applied by a court might also limit the enforceability of covenants relating to specific performance, injunctive relief, or self-help without appropriate judicial process and include a requirement that the Investor act with reasonableness, good faith and fair dealing, and might be applied, among other situations, to any provisions purporting to authorize conclusive determinations by the Investor.
     (E) We express no opinion on the enforceability of any provision: (i) permitting waivers, amendments, or modifications of the Transaction Documents only if in writing, or (ii) stating that the provisions of the Transaction Documents are severable.
     (F) We express no opinion on the enforceability of any provision of the Transaction Documents regarding waiver of jury trial or which provide for jurisdiction of the courts of any particular jurisdiction.
     (G) The provisions regarding the remedies available on default as set forth in the Transaction Documents are subject to certain procedural requirements that affect and may restrict rights and remedies stated to be available.
     (H) The phrases “to our knowledge” and “known to us” used herein mean the current actual knowledge of the lawyers within our firm who have represented the Company in connection with the Transaction Documents, without independent verification, except for our review of the documents referred to herein. Such terms do not include matters with respect to which such lawyers could be deemed to have constructive knowledge.
     (I) With respect to our opinion expressed in Paragraph 1, we have relied solely upon the good standing certificate referred to above of the Secretary of State to the effect that the Company is duly qualified and in good standing under the laws of the State of Ohio.
     (J) We express no opinion as to the standards of commercial reasonableness and good faith that may apply to the transactions contemplated by the Transaction Documents.
     (K) We have no knowledge of the Company’s financial circumstances or of the details of the transactions contemplated by the Transaction Documents, except insofar as such details are set forth in the documents we have reviewed. Consequently, we express no opinion as to matters governed by federal or state securities laws (including the anti-fraud provisions thereof).
     (L) We express no opinion as to any provision purporting to waive rights or defenses, authorize a party to act as attorney-in-fact for another party, disclaim liability or fiduciary responsibility, or preclude oral modification or waiver, or modification or waiver by conduct or course of dealing, of provisions of the Transaction Documents.
     This opinion is based on existing facts, statutes, rules, regulations, and judicial rulings and is subject to changes therein. We do not, however, undertake to advise you as to future changes that affect this opinion.
     The opinion expressed in this letter is solely for the use of the Investors in connection with the transactions contemplated by the Transaction Documents. This opinion may not be relied upon by, nor may copies hereof be delivered to, any other person or entity without our prior written approval. This opinion is limited to the matters set forth herein. No other opinion should be inferred beyond the matters expressly stated. We are qualified to practice law in the State of Ohio. We do not purport to express any opinion herein concerning any law other than the laws of the State of Ohio.
Very truly yours,
TAFT STETTINIUS & HOLLISTER LLP

Schedule 6.4
Amendment to Existing Articles
See attached.

     ARTICLE FOURTH: PART ONE: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Million Five Hundred Sixty-One Thousand (1,561,000) shares, consisting of: (i) Nine Hundred Fifty Six Thousand (956,000) shares of Common Stock, no par value per share (“Common Stock”); and (ii) Five Hundred Ninety-Five Thousand (595,000) shares of Preferred Stock, no par value per share (“Preferred Stock”), of which Two Hundred Eighty Thousand (280,000) shares are shares of New Class A 3% Cumulative Participating Preferred Stock (“New Class A Preferred Stock”) and Three Hundred Fifteen Thousand (315,000) shares are shares of New Class B 5% Cumulative Participating Preferred Stock (“New Class B Preferred Stock”). The express terms and provisions of the Preferred Stock are as set forth in Part Two of this Article Fourth.
          (b) There shall be several series of the New Class A Preferred Stock. Except as regards the designation, the Subscription Price (as defined below in Part Two of this Article Fourth) and the Conversion Price (as defined below in Part Two of this Article Fourth) of such series, the express terms of each series of New Class A Preferred Stock shall be identical. As of August 22, 2006, there was one (1) authorized series of New Class A Preferred Stock, the New A-1 Series. The Corporation has authority to issue Seventy One Thousand One Hundred Seventy-Four (71,174) shares of the New A-1 Series of New Class A Preferred Stock.
     Authority is hereby granted expressly to the Board of Directors from time to time to adopt amendments to these Third Amended and Restated Articles of Incorporation providing for the issue, pursuant to acquisitions approved by the Board of Directors in accordance with Section 5.3 of the Investment and Recapitalization Agreement dated as of July 14, 2006 among the Corporation and several investors (the “Recapitalization Agreement”), in one or more series of any unissued shares of the New Class A Preferred Stock (as of August 22, 2006, there were Two Hundred Eight Thousand Eight Hundred Twenty Six (208,826) such unissued shares), and to fix, by the amendment creating each such series of the New Class A Preferred Stock, the designation and number of shares, the Subscription Price and the Conversion Price of such shares, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Third Amended and Restated Articles of Incorporation, in respect of the matters set forth in the following subdivisions (i) to (iii), inclusive:
(i)	The designation and number of shares of such series;

(ii)	The Subscription Price for shares of such series;

(iii)	The Conversion Price for shares of such series.
The Subscription Price and Conversion Price of shares of any such series of New Class A Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Third Amended and Restated Articles of Incorporation or outside the amendment or amendments providing for the issue of such series of New Class A Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Part One of this Article Fourth.

          (c) There shall be several series of New Series B Preferred Stock. Except as regards the designation, the Subscription Price and Conversion Price of such series, the express terms of each series of New Class B Preferred Stock shall be identical. As of August 22, 2006, there were five (5) authorized series of New Class B Preferred Stock, the New B-1 Series, the New B-2 Series, the New B-3 Series, the New B-4 Series and the New B-5 Series. As of December ___, 2007, New B-6 Series was authorized and created. The number of shares authorized for each such series is as set forth below:

Series	No. of Authorized Shares
New B-1 Series	121,250
New B-2 Series	26,975
New B-3 Series	107,775
New B-4 Series	31,634
New B-5 Series	3,366
New B-6 Series	24,000
          (d) The Corporation shall from time to time in accordance with the laws of the State of Ohio increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of the Preferred Stock into Common Stock in accordance with the terms of this Article Fourth governing such conversion.
          (e) Except as otherwise provided in this Article Fourth, in the Investment Agreement dated May 17, 2004 (the “2004 Investment Agreement”) between Walnut Investment Partners, L.P. (“WIP”) and the Corporation, in the Investment Agreement dated as of May 6, 2005 among WIP, Walnut Private Equity Fund, L.P. (“WPEF”) (WIP and WPEF collectively, “Walnut”), Mark J. Hauser (“Hauser”) and the Corporation (the “Series D Investment Agreement”), in the Irrevocable Subscription Agreement dated as of May 6, 2005 between the Corporation and The Thomas M. O’Gara Family Trust (“T. O’Gara”) (the “Series E Investment Agreement”), in the Contribution Agreement dated as of May 9, 2005 among the Corporation, Marsupial Holdings, Inc., Platypus Holdings, LLC, William P. Parker and Julie P. Parker (the “Series C Investment Agreement”), in the Investment Agreement dated as of December 16, 2005 among the Corporation and certain investors (the “Series F Investment Agreement”), in the Irrevocable Subscription Agreement dated as of December 16, 2005 between T. O’Gara and the Corporation and in the Recapitalization Agreement and in the Investment Agreement dated December ___, 2007 among WIP, Hauser, Hauser 43, LLC, T. O’Gara, Wilfred T. O’Gara and William J. Motto (the “2007 Investment Agreement”), no holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive: (i) any shares of the Corporation of any class, now or hereafter authorized; or (ii) any options or warrants for such shares; or (iii) any rights to subscribe for, purchase or receive any securities participating to or exchangeable for such shares, which may at any time be issued, granted, sold or offered for sale by the Corporation.
PART TWO: Terms of the Preferred Stock.

     1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 of Part Two of Article Fourth shall have, for all purposes of this Part Two of Article Fourth, the meanings herein specified.
          Common Stock. The term “Common Stock” shall mean all shares now or hereafter authorized of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, that has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.
          Conversion Date. The term “Conversion Date” shall have the meaning set forth in Section 5(d) below.
          Conversion Price. The term “Conversion Price” shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock. The Conversion Price for the shares of New A-1 Series of New Class A Preferred Stock shall initially be $118.8476 per share (the “New A-1 Series Conversion Price”), subject to adjustment in accordance with the provisions of Section 5 below. The Conversion Price for each of the series of New Class B Preferred Stock authorized as of December ___, 2007, was, subject to adjustment in accordance with the provisions of Section 5 below, as set forth in the following table:

Applicable New B Series
Series	Conversion Price
New B-1 Series	$118.8476
New B-2 Series	$74.1867
New B-3 Series	$12.0622
New B-4 Series	$90.1695
New B-5 Series	$118.8476
New B-6 Series	$125.00
References hereinto “applicable Conversion Price” shall mean the Conversion Price applicable to a particular class and series of Preferred Stock. References herein to “applicable New A Series Conversion Price” shall mean the Conversion Price applicable to a particular series of New Class A Preferred Stock and references herein to “applicable New B Series Conversion Price” shall mean the Conversion Price applicable to a particular series of New Class B Preferred Stock.
          Current Market Price. The term “Current Market Price” shall have the meaning set forth in Section 5(h) below.
          Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning set forth in Section 2(a) below.
          Junior Stock. The term “Junior Stock” shall mean, for purposes of Sections 2 and 8 below, the Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends in any Dividend Period unless all dividends have been so paid or declared and set apart for payment and, for purposes of Sections 3 and 8 below, any class or series of stock of the Corporation not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.
          Subscription Price. The term “Subscription Price” shall, as to the New A-1 Series of New Class A Preferred Stock, mean $118.8476 per share (the “New A-1 Series Subscription Price”). The term “Subscription Price” shall, as to the various series of New Class B Preferred Stock authorized as of December ___, 2007, was as set forth in the following table:

Applicable New B Series
Series	Subscription Price
New B-1 Series	$118.8476
New B-2 Series	$74.1867
New B-3 Series	$12.0622
New B-4 Series	$90.1695
New B-5 Series	$118.8476
New B-6 Series	$125.00
References herein to the “applicable Subscription Price” shall mean the Subscription Price applicable to a particular class and series of Preferred Stock. References herein to the “applicable New A Series Subscription Price” shall mean the Subscription Price applicable to a particular series of New Class A Preferred Stock and references herein to the “applicable New B Series Subscription Price” shall mean the Subscription Price applicable to a particular series of New Class B Preferred Stock.
          Subsidiary. The term “Subsidiary” shall mean any corporation, limited liability company or other entity of which shares of stock or other equity securities possessing at least a majority of the general voting power electing the board of directors or other governing body are, at the time as of which any determination in being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.
     2. Dividends.
          (a) The holders of New Class A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, dividends at the rate of three percent (3%) of the applicable New A Series Subscription Price, per annum, and no more. The holders of all series of New Class B Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, dividends at the rate of five percent (5%) of the applicable New B Series Subscription Price, per annum, and no more. The entitlement of the New Class A Preferred Stock and the New Class B Preferred Stock to such dividends shall be pro rata and on a parity. Such dividends shall be cumulative (cumulating from the date of issuance of such shares of Preferred Stock on a day-to-day basis on the basis of a 360-day year), shall be compounded annually and shall be payable in arrears upon the occurrence of a Liquidation Event (as defined in Section 3 of Part Two of this Article Fourth (such date being herein referred to as the “Dividend Payment Date”). Dividends shall be paid to the holders of record of the New Class A Preferred Stock and New Class B Preferred Stock, as their names appear on the share register of the Corporation on the corresponding record date for the distribution.
          (b) If, on any Dividend Payment Date, the holders of the New Class A Preferred Stock and New Class B Preferred Stock shall not have received the full dividends provided for in the other provisions of this Section 2, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon until such dividends shall be paid. Unpaid dividends shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.
          (c) So long as any shares of Preferred Stock shall be outstanding, without the written consent of the holders of not less than a majority of the shares of New Class A Preferred Stock then outstanding, all series voting together as a single class, and the written consent of the holders of not less than fifty five percent (55%) of the shares of New Class B Preferred Stock then outstanding, all series voting together as a single class, neither the Corporation nor any Subsidiary or affiliate of the Corporation shall: (i) declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise; or (ii) except as set forth in Section 3 of Part Two of this Article Fourth, make any distribution on any Junior Stock, or purchase or redeem any Junior Stock, or pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.
     3. Distributions Upon Liquidation, Dissolution or Winding Up.
          (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation (together with all other transactions deemed under this Section 3 to be a Liquidation Event, collectively “Liquidation Events”), the holders of the New Class A Preferred Stock and New Class B Preferred Stock, which shall be on a parity as to any such entitlements, shall be entitled: (i) first, to be paid the applicable Subscription Price of all outstanding shares of Preferred Stock (as appropriately adjusted for any stock dividend, stock subdivision or split-up, combination or similar event affecting the Preferred Stock or the Common Stock), with the New Class A Preferred Stock being entitled to be paid the applicable New A Series Subscription Price and with the New Class B Preferred Stock being entitled to be paid the applicable New B Series Subscription Price; plus (ii) second, any accrued and unpaid dividends thereon to such date; plus (iii) third, to be paid an amount equal to the product of: (x) the balance of the proceeds of the Liquidation Event; and (y) the fully-diluted ownership percentage (excluding out-of-the-money options and warrants) represented by the Preferred Stock, treating the Preferred Stock on an “as-converted” basis. If and after payment shall have been made in full to the holders of the Preferred Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock shall be insufficient to permit the payment in full to such holder of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
          (b) Each of the following events shall be deemed to be a “Liquidation Event” for purposes of this Section 3: (i) the acquisition of the Corporation, or of a controlling equity interest in the Corporation, by another party or entity or group of affiliated parties by means of any transaction or series of related transactions (including, without limitation, any stock acquisition or transfer, any issuance of stock by the Corporation, a reorganization, merger, consolidation, mandatory share exchange or conversion transaction), other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or the first of the series of related transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving or resulting entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving or resulting entity outstanding immediately after such transaction or the last of the series of related transactions; or (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation in one (1) transaction or in a series of related transactions.
     4. Redemption by the Corporation. For so long as any shares of any series of New Class B Preferred Stock remain outstanding, none of the New Class A Preferred Stock shall be redeemed, in whole or in part, and neither the Corporation nor any affiliate or Subsidiary of the Corporation shall purchase or otherwise acquire any shares of New Class A Preferred Stock prior to the date on which all of the shares of all series of the New Class B Preferred Stock shall have been redeemed. Walnut, a substantial holder of the New Class B Preferred Stock, has stated its desire to exit its investment in the New Class B Preferred Stock at a point in the future, preferably on or around May 31, 2009. The Corporation acknowledges this desire and will assist Walnut in the sale of its New Class B Preferred Stock provided that such sale does not harm the holders of the New Class A Preferred or the Common Stock or the other holders of New Class B Preferred Stock and does not violate any covenants of the Corporation in any Corporation debt instruments that may be in place at such time.
     5. Conversion Rights. The Preferred Stock shall be convertible into Common Stock as follows:
          (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price applicable to such class and series of Preferred Stock (i.e., the applicable New A Series Conversion Price or the applicable New B Series Conversion Price, as the case may be) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.
          (b) Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price for such Preferred

Stock then in effect upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of the Common Stock for the account of the Corporation in which the gross proceeds to the Corporation are equal to or in excess of Twenty Five Million Dollars ($25,000,000) (“Qualified Public Offering”).
          (c) Conversion Price. Each share of Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the applicable Subscription Price, by (ii) the applicable Conversion Price in effect on the Conversion Date. The applicable New A Series Conversion Prices and the applicable New B Series Conversion Prices shall each be subject to adjustment as set forth in subsection (f) below. No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion. Upon any such conversion, the holders of Preferred Stock shall also be entitled to payment, in cash, of all accrued but unpaid dividends on shares of Preferred Stock.
          (d) Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion right specified in subsection (a) above by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the share to be converted, accompanied by written notice specifying the number of shares to be converted. Upon the occurrence of the event specified in subsection (b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in subsection (b) above, as the case may be, and such date is referred to herein as the “Conversion Date.” Subject to the provisions of subsection (f)(vii) below, as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to subsection (b) above), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or check or cash with respect to any fractional interest in a share of Common Stock as provided in subsection (e) below. Subject to the provisions of subsection (f)(vii) below, the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion (in the case of conversion pursuant to subsection (a) above), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.
          (e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one (1) share of Preferred

Stock shall be surrendered for conversion at any one (1) time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.
          (f) Conversion Price Adjustments. The applicable New Series A Conversion Prices and the applicable New Series B Conversion Prices shall each be subject to adjustment from time to time as follows:
               (i) Common Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the applicable Conversion Price (i.e., the applicable New Series A Conversion Price and the applicable New Series B Conversion Price, as the case may be) in effect immediately prior to such issuance, the applicable Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the per share price of the shares issued in that issuance, which shall be determined by dividing the aggregate consideration received by the Corporation for the shares issued in that issuance by the aggregate number of shares so issued in that issuance.
                    For the purposes of any adjustment of the applicable Conversion Price pursuant to clause (i), the following provisions shall be applicable:
                    (A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
                    (B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.
                    (C) Options and Convertible Securities. In the case of the issuance of: (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable); (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable); or options, warrants or rights to purchase such Participating or exchangeable securities (whether or not at the time exercisable):
                         (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;
                         (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;
                         (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;
                         (4) on the expiration or cancellation of any such options, warrants or rights or the termination of the right to convert or exchange such convertible or exchangeable securities, if the applicable Conversion Price shall have been adjusted upon the issuance thereof, that Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights or upon the conversion of exchange of such Participating or exchangeable securities; and
                         (5) if the applicable Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for that actual issuance of Common Stock upon the exercise, conversion or exchange thereof;
provided, however, that no increase in the applicable Conversion Price shall be made pursuant to subclauses (1) or (2) of this subclause (C).
               (ii) Excluded Stock. “Excluded Stock” shall mean: (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Preferred Stock, (B) shares of Common Stock issued or reserved for issuance by the Corporation upon conversion of shares of Preferred Stock; (C) shares of Common Stock to be issued to employees, consultants and advisors of the Corporation, whether pursuant to options, warrants or other rights, together with any such shares that are repurchased by the Corporation and reissued to any such employee, consultant or advisor, but only to the extent that such issuances are authorized pursuant to resolutions adopted by unanimous vote of the Board of Directors, including both directors designated by Walnut, and, if required, the Corporation’s shareholders; and (D) shares of New Class A Preferred Stock issued as compensation, including contingent, “earn-out” or deferred compensation, to the sellers of businesses acquired by the Corporation in acquisitions approved by the Board of Directors in accordance with Section 5.3 of the Recapitalization Agreement or as contingent, “earn-out” or deferred compensation to sellers of businesses acquired by the Corporation in transactions consummated prior to July 14, 2006.
               (iii) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall: (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock; (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares; or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date. Successive adjustments in the applicable Conversion Price shall be made whenever any event specified above shall occur.
               (iv) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock: (A) of shares of any class other than its Common Stock; or (B) of evidence of indebtedness of the Corporation or any Subsidiary; or (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subsection (f)(iii) above); or (D) of rights or warrants (excluding those referred to in subsection (f)(i) above), in each such case the applicable Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing: (1) an amount equal to the difference resulting from: (a) the number of shares of Common Stock outstanding on such record date multiplied by the applicable Conversion Price per share on such record date, less (b) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by: (2) the number of shares of Common

Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the applicable Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to that Conversion Price which would then be in effect if such record date had not been fixed.
               (v) Consolidation, Merger, Sale, Lease and Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary the provisions set forth herein with respect to the rights and interest thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.
               (vi) Rounding of Calculations; Minimum Adjustment. All calculations under this subsection (f) shall be made to the nearest cent ($0.01) or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the applicable Conversion Price shall be made if the amount of such adjustment would be less than five cents ($0.05), but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate five cents ($0.05) or more.
               (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subsection (f) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event: (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment; and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subsection (e) above; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
          (g) No Impairment. The Corporation shall not, by amendment, restatement or modification of this Part Two of Article Fourth or any other provisions of these Third Amended and Restated Articles of Incorporation or any provisions of its Amended and Restated Regulations or through any reorganization, transfer of assets, merger, consolidation, mandatory share exchange, conversion transaction, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all of the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Stock against dilution or impairment.
          (h) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for thirty (30) consecutive trading days ending no more than fifteen (15) business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sale price regular way or in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, the Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.
          (i) Statement Regarding Adjustments. Whenever the applicable Conversion Price shall be adjusted as provided in subsection (f) above, the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Preferred Stock at its address appearing on the Corporation’s records. Each such statement shall be signed by the Corporation’s chief financial officer or its independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subsection (j) below.
          (j) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the applicable Conversion Price), (iii), (iv) or (v) of subsection (f) above, the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in subsection (h) above, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
          (k) Treasury Stock. For the purposes of this Section 5, the sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.
          (l) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.
          (m) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.
          (n) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.
          (o) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the applicable Conversion Price to be less than the par value, if any, of the Common Stock).
     6. Voting Rights.
          (a) In addition to the special voting rights provided in subsections (b), (c) and (d) below and by applicable law, and except for the election of directors, which shall be governed by the Second Amended and Restated Shareholders Agreement dated as of July 14, 2006, as in effect from time to time (the “2006 Shareholders Agreement”), the holders of shares of Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote. The holders of the New Class A Preferred Stock and New Class B Preferred Stock (other than T. O’Gara, Wilfred O’Gara (“W. O’Gara”) and Michael J. Lennon (“Lennon”)) shall be entitled to the number of votes equal to the sum of largest number of full shares of Common Stock into which such shares of New Class A Preferred Stock or New Class B Preferred Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. The shares of New Class B Preferred Stock held by T. O’Gara, W. O’Gara and Lennon shall be entitled to one thousand (1,000) votes for each such share (except in or with respect to the election of directors, which shall be governed by the 2006 Shareholders Agreement, the approval of incentive compensation for members of the Corporation’s senior management, the amendment or restatement of these Third Amended and Restated Articles of Incorporation and any matters reserved for class or series votes or as to which holders of Preferred Stock enjoy protective provisions, whether in these Third Amended and Restated Articles of Incorporation or otherwise). In all cases where the holders of shares of Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one (1) vote for each such share held by them respectively.
          (b) Without the prior consent of the holders of at least a majority of the then-outstanding shares of all series of New Class A Preferred Stock, given in writing or by vote at a meeting of stockholders called for such purpose, voting or consenting together as a single class, the Corporation will not:
               (i) Alter or change the rights, preferences or privileges of the New Class A Preferred Stock;
               (ii) Increase or decrease the authorized number of shares of New Class A Preferred Stock;
               (iii) Materially change the nature of the Corporation’s business (which shall not include any expansion of the Corporation or its acquisition of related or strategic businesses); or
               (iv) Amend or restate the Corporation’s Third Amended and Restated Articles of Incorporation, Amended and Restated Regulations or other charter documents (including any amendment or restatement effected by merger, consolidation, mandatory share exchange or otherwise) in a manner that adversely affects the rights of the holders of the New Class A Preferred Stock.
          (c) Without the prior consent of the holders of at least fifty five percent (55%) of the then-outstanding shares of all series of New Class B Preferred Stock, given in writing or by vote at a meeting of stockholders called for such purpose, voting or consenting together as a single class, the Corporation shall not:
               (i) Alter or change the rights, preferences or privileges of the New Class B Preferred Stock;
               (ii) Increase or decrease the authorized number of shares of New Class B Preferred Stock;
               (iii) Create (by reclassification or otherwise) any new class or series of capital stock having rights, preferences or privileges on a par with or senior to the New Class B Preferred Stock;
               (iv) Materially change the nature of the Corporation’s business (which shall not include any expansion of the Corporation or its acquisition of related or strategic businesses);
               (v) Amend or restate the Corporation’s Third Amended and Restated Articles of Incorporation, Amended and Restated Regulations or other charter documents (including any amendment or restatement effected by merger, consolidation, mandatory share exchange or otherwise) in a manner that adversely affects the rights of the holders of the New Class B Preferred Stock;
               (vi) Sell or otherwise convey all or substantially all the assets of the Corporation or sell or issue shares of capital stock of the Corporation representing fifty percent (50%) or more of the capital stock of the Corporation or enter into any consolidation or merger, mandatory share exchange or conversion transaction;
               (vii) Initiate the voluntary dissolution or winding-up or reorganization of the Corporation;
               (viii) Enter into any agreement, directly or indirectly, with officers, employees, stockholders or directors of the Corporation, other than employment agreements, compensation arrangements, stock options or other service related transactions that are approved by the Board of Directors (with the consent of both directors designed by Walnut); or
               (ix) Enter into any agreements, directly or indirectly, with any person to issue any capital stock of the Corporation in return for goods or services provided by such person.
          (d) Without the prior consent of the holders of at least a majority of the then-outstanding shares of any series of Preferred Stock, given in writing or by vote at a meeting of stockholders called for such purpose, all holders of such series voting or consenting together as a single class, the Corporation will not alter or change, directly by amendment or restatement of these Third Amended and Restated Articles of Incorporation or indirectly by merger, consolidation, mandatory share exchange, conversion transaction or otherwise, the Subscription Price or Conversion Price applicable to such series.
     7. Preemptive Rights.
          (a) The Corporation hereby grants to each holder of Preferred Stock a right of first refusal to purchase, on a pro rata basis, all or any part of New Securities (as defined below) which the Corporation may, from time to time, propose to sell and issue subject to the terms and conditions set forth below. Each such holder’s pro rata share, for purposes of this Section 7, shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by such holder of Preferred Stock or issuable upon conversion of the Preferred Stock then held by such holder or upon the exercise of any other Participating securities, options, rights or warrants then held by such holder, and the denominator of which is the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion or exercise of then outstanding New Class A Preferred Stock, New Class B Preferred Stock, other participating securities, options, rights or warrants (i.e., calculated on a fully-diluted basis).
          (b) “New Securities” shall mean any capital stock of the Corporation whether now authorized or not and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are or may become, Participating into capital stock; provided, however, that the term “New Securities” does not include: (i) the New Class B Preferred and New A-1 Series; (ii) the shares of Common Stock issuable upon conversion of such shares of New Class B Preferred and New A-1 Series; (iii) the New Class A Preferred issued in connection with the acquisitions approved by the Board of Directors in accordance with Section 5.3 of the Recapitalization Agreement or the shares of Common Stock issuable upon conversion of such shares of New Class A Preferred; (iv) securities offered to the public pursuant to a Qualified Public Offering; (v) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; or (vi) securities issued in connection with the exercise of warrants or options listed on Section 4.4 of the Disclosure Schedule to the Recapitalization Agreement; or (viii) securities issued in connection with any of the Company’s stock option plans pursuant to resolutions adopted by unanimous vote of the Board of Directors, including both directors designated by Walnut; and (viii) securities issued in connection with acquisitions of other businesses by the Company.
          (c) If the Corporation intends to issue New Securities, it shall give each holder of Preferred Stock written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Corporation proposes to effect such issuance. Each holder of Preferred Stock shall have thirty (30) days from the date of any such notice to agree to purchase all or part of its, her or his pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Corporation’s notice by giving written notice to the Corporation stating the quantity of New Securities to be so purchased. Each holder of Preferred Stock shall have a right of over allotment such that if any other holder of Preferred Stock fails to exercise his, her or its right hereunder to purchase his, her or its total pro rata portion of New Securities, the other holders of Preferred Stock may purchase such portion on a pro rata basis, by giving written notice to the Corporation within five (5) days from the date that the Corporation provides written notice to the other Investors of the amount of New Securities with respect to which such non-purchasing holder of Preferred Stock has failed to exercise its, her or his right hereunder.
If any holder of Preferred Stock fails to exercise the foregoing right of first refusal with respect to any New Securities within such thirty (30)-day period (or the additional five (5)-day period provided for overallotments), the Corporation may within one hundred eighty (180) days thereafter sell any or all of such New Securities not agreed to be purchased by the holders of Preferred Stock, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each holder of Preferred Stock pursuant to paragraph (c) above. In the event the Corporation has not sold such New Securities within such one hundred eighty (180)-day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such New Securities to the holders of Preferred Stock in the manner provided in this Section 7.
     8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as amended from time to time).
     9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     10. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
     11. Status of Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Ohio) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

Schedule 6.6-1
Form of Shareholders Agreement
See attached.

SECOND AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT
among
THE O’GARA GROUP, INC.
and
THE SHAREHOLDERS OF
THE O’GARA GROUP, INC.
DATED AS OF: JULY 14, 2006

SECOND AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT
     THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT dated as of July 14, 2006 (this “Agreement”) is made among THE O’GARA GROUP, INC., an Ohio corporation (the “Company”), WALNUT INVESTMENT PARTNERS, L.P. a Delaware limited partnership (“WIP”), WALNUT PRIVATE EQUITY FUND, L.P., a Delaware limited partnership (“WPEF”) (WIP and WPEF collectively, “Walnut”), WALNUT HOLDINGS O’GARA LLC, an Ohio limited liability company (“WHO”), MARK J. HAUSER (“Hauser”), HAUSER 43, LLC, an Ohio limited liability company (“Hauser LLC”), WILLIAM J. MOTTO (“Motto”), PMR, LLC, a Vermont limited liability company (“PMR”), THE THOMAS M. O’GARA FAMILY TRUST (“T. O’Gara”), WILFRED T. O’GARA (“W. O’Gara”), MICHAEL J. LENNON (“Lennon”), KURT M. CAMPBELL (“Campbell”) and the other shareholders of the Company listed on the signature pages hereof. Capitalized terms used herein but not otherwise defined shall have the meanings respectively ascribed thereto in the Recapitalization Agreement (as hereinafter defined).
R E C I T A L S:
     WHEREAS, the Company and certain of the Shareholders (as hereinafter defined) are party to the Amended and Restated Shareholders Agreement dated as of December 16, 2005 (the “Existing Shareholders Agreement”); and,
     WHEREAS, the Company intends to issue and sell shares of New B-1 Series of the New Class B 5% Participating Cumulative Preferred Stock (“New Class B Preferred”) to Walnut, WHO, Hauser LLC, PMR, T. O’Gara, and Campbell pursuant to the Investment and Recapitalization Agreement dated July 14, 2006 among the Company, Walnut, WHO, Hauser LLC, PMR, T. O’Gara, and Campbell (the “Recapitalization Agreement”); and,
     WHEREAS, it is a condition precedent to the obligation of Walnut, WHO, Hauser LLC, PMR, T. O’Gara, and Campbell to purchase the shares of New B-1 Series of the New Class B Preferred under the Recapitalization Agreement that the Company and all the Shareholders enter into this Agreement; and,
     WHEREAS, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide, among other things, for rights of first refusal, “tag-along” rights, corporate governance rights and obligations and certain other matters, all on the terms and conditions contained hereinafter;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained hereinafter, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS

     1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “Affiliate” has the meaning ascribed thereto in the Recapitalization Agreement.
     “Amended and Restated Articles of Incorporation” means the Third Amended and Restated Articles of Incorporation of the Company, as further amended and/or restated from time to time in accordance with their terms.
     “Board of Directors” means the Board of Directors of the Company.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of Cincinnati, Ohio are authorized or required by law or executive order to close.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of the Company’s capital stock, whether now outstanding or hereafter issued, including, without limitation, all Common Stock and Preferred Stock and any rights, warrants or options to purchase the Company’s capital stock.
     “Charter Documents” means the Amended and Restated Articles of Incorporation, the Amended and Restated Regulations and any other constitutional documents of the Company.
     “Class A Shareholder” means each holder of shares of any Series of New Class A Preferred.
     “Class B Shareholder” means each holder of shares of any Series of New Class B Preferred.
     “Contract Date” has the meaning set forth in Section 2.3(e) of this Agreement.
     “Common Stock” means the common stock, no par value per share, of the Company.
     “Company” has the meaning set forth in the recitals to this Agreement.
     “Company Option” has the meaning set forth in Section 2.3(c) of this Agreement.
     “Company Option Period” has the meaning set forth in Section 2.3(c) of this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Initial Public Offering” means the sale, in an underwritten registered public offering, of Common Stock pursuant to an effective registration statement under the Securities Act that results in gross proceeds to the Company of not less than Twenty Five Million Dollars ($25,000,000).
     “IPO Closing Date” means the date upon which the Initial Public Offering closes.
     “Investment Agreement” has the meaning set forth in the recitals to this Agreement.
     “Liquidation Event” has the meaning set forth in Article Fourth, Part Two, Section 3 of the Amended and Restated Articles of Incorporation.
     “New Class A Preferred” means the New Class A 3% Participating Cumulative Preferred Stock, no par value per share, of the Company and any Series of such Class.
     “New Class B Preferred” means the Class B 5% Participating Cumulative Preferred Stock, no par value per share, of the Company and any Series of such Class.
     “Non-Selling Shareholder” has the meaning set forth in Section 2.3(a) of this Agreement.
     “Non-Selling Shareholder Option” has the meaning set forth in Section 2.3(b) of this Agreement.
     “Non-Selling Shareholder Option Period” has the meaning set forth in Section 2.3(b) of this Agreement.
     “Offered Price” has the meaning set forth in Section 2.3(a) of this Agreement.
     “Offered Securities” has the meaning set forth in Section 2.3(a) of this Agreement.
     “Offering Notice” has the meaning set forth in Section 2.3(a) of this Agreement.
     “Permitted Transferee” means: (a) for each Shareholder who is an individual, (i) a member of his or her immediate family, which shall include his or her spouse, children and grandchildren (“Family Members”); or (ii) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Shareholder or one (1) or more Family Members of such Shareholder; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Shares, no Person other than such Shareholder or one (1) or more Family Members of such Shareholder may be or may become beneficiaries, shareholders, limited or general partners or members thereof; (b) for each Shareholder that is a Trust, any of its Affiliates or any entity that is owned or controlled by any such Affiliate; and (c) for each Shareholder that is not an individual, any of its Affiliates.
     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind and shall include any successor (by merger or otherwise) of such entity.

     “Preferred Stock” means the New Class A Preferred and the New Class B Preferred.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Selling Article 3 Shareholder” has the meaning set forth in Section 3.1 of this Agreement.
     “Selling Shareholder” has the meaning set forth in Section 2.3(a) of this Agreement.
     “Share Equivalents” means any security or obligation which is, by its terms, convertible into or exchangeable for Common Stock or other securities of the Company, and any option, warrant or other subscription or purchase right with respect to Common Stock or such other securities.
     “Shareholders” means the Series B Shareholders, Series A Shareholders, the holders of Common Stock and any other holder of Capital Stock of the Company; and the term “Shareholder” shall mean any such Person.
     “Shareholders Meeting” has the meaning set forth in Section 5.1 of this Agreement.
     “Shares” means, with respect to each Shareholder, all Common Stock, any Series of New Class B Preferred, any Series of New Class A Preferred and Share Equivalents, whether now owned or hereafter acquired; provided, however, for the purposes of any computation of the number of Shares pursuant to Sections 2, 3 and 6 all outstanding New Class B Preferred, New Class A Preferred and Share Equivalents shall be deemed converted, exercised or exchanged as applicable and the shares of Common Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has been effected.
     “Tag-Along Notice” has the meaning set forth in Section 3.1 of this Agreement.
     “Tag-Along Offer Price” has the meaning set forth in Section 3.2 of this Agreement.
     “Tag-Along Offered Securities” has the meaning set forth in Section 3.2 of this Agreement.
     “Tag-Along Rightholder” has the meaning set forth in Section 3.1 of this Agreement.
     “Tag-Along Rightholder Securities” has the meaning set forth in Section 3.1 of this Agreement.
     “Third Party Purchaser” has the meaning set forth in Section 2.3(a) of this Agreement.

     “Transaction Documents” means, collectively: (i) this Agreement; (ii) the Recapitalization Agreement; and (iii) each other document or agreement executed in connection herewith or therewith.
     “Transfer” means any sale (directly or through an option), assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in Shares, whether voluntary, involuntary, by operation of law or otherwise (including, without limitation, the conversion of Shares in a merger or consolidation or the exchange of Shares in a mandatory share exchange).
     “Walnut” has the meaning set forth in the recitals to this Agreement.
     “Written Consent” has the meaning set forth in Section 5.1 of this Agreement.
ARTICLE 2.
RESTRICTIONS ON TRANSFERS OF SHARES
     2.1 Restriction on Transfers. No Shareholder shall make or attempt to make any Transfer of Shares except for Transfers of Shares made in accordance with the provisions of Articles 2, 3 and 4 and Transfers of Shares which are excepted from the restrictions on Transfer by operation of Section 2.2. Any Transfer or purported Transfer of Shares by a Shareholder which is not made in accordance with, or which violates any of, the provisions of Articles 2, 3 and 4, shall be null and void and have no legal force or effect, and the Company shall not recognize any such Transfer or recognize the transferee as the holder of such Shares for any purpose.
     2.2 Unrestricted Transfers.
          (a) Notwithstanding any other provision of this Article 2 or of Article 3 of this Agreement, the following Transfers of Shares shall not be subject to the rights of first refusal contained in Section 2.3 or the tag-along rights set forth in Article 3 hereof:
               (i)  any Transfer of Shares made in connection with an Initial Public Offering;
               (ii)  any Transfer of Shares to the Company;
               (iii)  any Transfer of Shares by a Shareholder that is an investment partnership to its partners or to an Affiliate of such investment partnership;
               (iv)  any Transfer of Shares to another Shareholder or another Shareholder’s Permitted Transferee; or
               (v)  any Transfer of Shares by a Shareholder to a Permitted Transferee.

          (b) Securities Law Restrictions. Notwithstanding any other provision in this Agreement, but subject to express written waiver by the Company in the exercise of its good faith and reasonable judgment, no Shareholder shall Transfer any Shares without the registration of the Transfer of such Shares under the Securities Act or until the Company shall have received such legal opinions or other assurances that such Transfer is exempt from the registration requirements under the Securities Act and applicable state securities laws as the Company in its good faith and reasonable discretion deems appropriate in light of the facts and circumstances relating to such proposed Transfer, together with such representations, warranties and indemnifications from the transferor and the transferee as the Company in its good faith and reasonable discretion deems appropriate to confirm the accuracy of the facts and circumstances that are the basis for any such opinion or other assurances and to protect the Company and the other Shareholders from any liability resulting from any such Transfer.
          (c) Legends. All certificates representing Shares now or hereafter owned by the Shareholders shall bear the following legend, or a legend to a similar effect:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS: (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
In addition, all certificates representing Shares now or hereafter owned by the Shareholders shall bear the following legend:
TRANSFER OF THE SECURITIES IS FURTHER RESTRICTED AS PROVIDED IN THE SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF JULY 14, 2006, A COPY OF WHICH IS AVAILABLE AT THE COMPANY’S OFFICES.
All certificates evidencing Shares hereafter issued to a Shareholder for any reason or purpose shall, when issued, bear similar legends.
     2.3 Rights of First Refusal.
          (a) Offering Notice. Subject to Section 2.1, if, at any time prior to the Initial Public Offering, any holder of Shares wishes to transfer all or any portion of its, his or her Shares (a “Selling Shareholder”) to any Person other than to a Permitted Transferee (a “Third Party Purchaser”) and other than in a transaction described above in Section 2.2, such Selling Shareholder shall offer such Shares first to each holder of Shares other than the Selling Shareholder (collectively, the “Non-Selling Shareholders”), by sending written notice (an “Offering Notice”) to the Company and each Non-Selling Shareholder, which shall state: (a) the name and address of the proposed purchaser; (b) the number of Shares of Capital Stock proposed to be transferred (the “Offered Securities”); (c) the proposed purchase price per Share for the Offered Securities (the “Offer Price”); and (d) the other terms and conditions of such sale. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.
          (b) Non-Selling Shareholder Option; Exercise. For a period of thirty (30) days after the giving of the Offering Notice pursuant to Section 2.3(a) (the “Non-Selling Shareholder Option Period”), each Non-Selling Shareholder shall have the right (hereby granted by each holder of Shares of Capital Stock) (the “Non-Selling Shareholder Option”) but not the obligation to purchase its, his or her pro rata share (based on each Non-Selling Shareholder’s percentage ownership of Shares of Capital Stock of the Company then outstanding (excepting therefrom the percentage owned by the Selling Shareholder)) of the Offered Securities at a purchase price equal to the Offer Price; provided, however, that if the Offer Price is not to be paid in cash, the Non-Selling Shareholders shall have the right to substitute cash in the amount of the Offer Price (based on the fair market value of the consideration constituting the Offer Price, as determined in good faith by a majority of the disinterested members of the Company’s Board of Directors (i.e., excluding any Board member(s) who is the Selling Shareholder or who is designated by the Selling Shareholder)) and upon the other terms and conditions set forth in the Offering Notice. The right of each Non-Selling Shareholder to purchase the Offered Securities under this Section 2.3 (b) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Non-Selling Shareholder Option Period, to the Selling Shareholder with a copy to the Company. The failure of any Non-Selling Shareholder to respond within the Non-Selling Shareholder Option Period to the Selling Shareholder shall be deemed to be a waiver of that Non-Selling Shareholder’s rights under this Section 2.3(b).
          (c) Company Option; Exercise. If the Non-Selling Shareholders do not elect to purchase all of the Offered Securities pursuant to Section 2.3(b), then, for a period of thirty (30) days after the expiration of the Non-Selling Shareholder Option Period pursuant to Section 2.3(b) (the “Company Option Period”), the Company shall have the right (hereby granted by each holder of Shares of Capital Stock) (the “Company Option”) but not the obligation to purchase any or all of the remaining Offered Securities at a purchase price equal to the Offer Price; provided, however, that if the Offer Price is not to be paid in cash, the Company shall have the right to substitute cash in the amount of the Offer Price (based on the fair market value of the consideration constituting the Offer Price, as determined in good faith by a majority of the disinterested members of the Company’s Board of Directors, including the Walnut Directors (unless Walnut is the Selling Shareholder) (i.e., excluding any Board member(s) who is the Selling Shareholder or who is designated by the Selling Shareholder)), and upon the other terms and conditions set forth in the Offering Notice. The right of the Company to purchase any or all of the remaining Offered Securities under this Section 2.3(c) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the thirty (30) day Company Option Period, to the Selling Shareholder with a copy to all Non-Selling Shareholders, which notice shall state the number of Offered Securities proposed to be purchased by the Company. The failure of the Company to respond within such thirty (30) day Company Option Period shall be deemed to be a waiver of the Company’s rights under this Section 2.3(c).

          (d) Closing. Subject to Section 2.3(e), the closing of the purchases of Offered Securities subscribed for by the Non-Selling Shareholders and/or the Company under this Section 2.3 shall be held at the executive offices of the Company at 11:00 a.m., local time, on the seventy-fifth (75th) day after the giving of the Offering Notice pursuant to Section 2.3(a) or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Shareholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer or with executed stock powers attached, and payment of all requisite transfer taxes, if any. The Offered Securities shall be free and clear of any liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Shareholder shall so represent and warrant, and shall further represent and warrant that it, he or she is the sole beneficial and record owner of such Offered Securities. The Non-Selling Shareholders and/or the Company, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased by it, him or her. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary.
          (e) Sale to a Third Party Purchaser. Unless the Non-Selling Shareholders and the Company elect to purchase all, but not less than all, of the Offered Securities under Sections 2.3(b) and 2.3(c), but in any event subject to Articles 3 and 4 of this Agreement, the Selling Shareholder may sell all, but not less than all, of the remaining Offered Securities to the Third Party Purchaser and on the same terms and conditions set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within sixty (60) days after the earlier to occur of: (i) the waiver by all of the Non-Selling Shareholders and the Company of their options to purchase the Offered Securities; and (ii) the expiration of the Company Option Period (the “Contract Date”); and provided further, that such sale shall not be consummated unless and until such Third Party Purchaser complies with Sections 2.2 and 4.2 hereof. If such sale is not consummated within thirty (30) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Shareholder without again offering the same to the Non-Selling Shareholders and the Company in accordance with this Section 2.3.
ARTICLE 3.
TAG-ALONG RIGHTS
     3.1 Tag Along Rights With Respect to Sales of Common Stock. If: (x) any Shareholder beneficially owning five percent (5%) or more of the issued and outstanding New Class A Preferred (of all Series, taken together), New Class B Preferred (of all Series, taken together) or Common Stock, calculated on an as-converted and fully-diluted basis, desires to Transfer not less than ten percent (10%) of such holder’s New Class A Preferred, New Class B Preferred or Common Stock (a “Selling Article 3 Shareholder”) to a Third Party Purchaser and other than in a transaction described above in Section 2.2; and (y) the Non-Selling Shareholders and the Company do not exercise its, his, her or their options to purchase all of the shares of Capital Stock offered by the Selling Article 3 Shareholder (the “Tag-Along Offered Securities”) in accordance with Section 2.3, then each of the Class B Shareholders (each, a “Tag-Along Rightholder”), but specifically excluding the holders of shares of Common Stock or of any other

Capital Stock, shall have the right (hereby granted by each Shareholder) to “tag-along” on any such Transfer as set forth in this Section 3.1. Notwithstanding any other provision of this Agreement to the contrary, no Selling Article 3 Shareholder may consummate any transaction described in the sentence immediately preceding without complying with the provisions of this Article 3. Each Selling Article 3 Shareholder shall notify the Company and each Tag-Along Rightholder of its desire to Transfer such Shares by sending written notice (a “Tag-Along Notice”) in accordance with Section 3.2. Each Tag-Along Rightholder shall have the right to sell to such Third Party Purchaser, upon the terms set forth in the Tag-Along Notice, that number of Shares of Common Stock then held by such Tag-Along Rightholder or which will be held by such Tag-Along Rightholder immediately after conversion of all or a portion of its New Class B Preferred, in accordance with the terms thereof (the “Tag-Along Rightholder Securities”) equal to that percentage of the Tag-Along Offered Securities determined by dividing: (A) the total number of Tag-Along Rightholder Securities then owned by such Tag-Along Rightholder by (B) the sum of: (x) the total number of Tag-Along Rightholder Securities then owned by all such Tag-Along Rightholders exercising their rights pursuant to this Section 3.1; and (y) the total number of shares of New Class A Preferred, New Class B Preferred and Common Stock (calculated on an as-converted basis, if applicable) proposed to be sold by the Selling Article 3 Shareholder. Subject to the proviso below, the Selling Article 3 Shareholder and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 3.1 shall effect the sale of the Tag-Along Offered Securities and such Tag-Along Rightholder Securities respectively, with the number of Tag-Along Offered Securities to be Transferred to such Third Party Purchaser by the Selling Article 3 Shareholder reduced accordingly; provided, however, that if the Third Party Purchaser wishes to purchase some but not all of the total amount of Tag-Along Offered Securities (including the Tag-Along Rightholder Securities requested to be sold by such Tag-Along Rightholder(s)), then the amount of Tag-Along Offered Securities and Tag-Along Rightholders Securities to be sold to the Third Party Purchaser shall be sold in accordance with the ratio of the amount of Tag-Along Offered Securities requested to be sold by the Selling Article 3 Shareholder and each Tag-Along Rightholder, respectively, to the total number of Tag-Along Offered Securities and Tag-Along Rightholders Securities requested to be sold.
     3.2 Notice of Sale. The Selling Article 3 Shareholder shall give notice to each Tag-Along Rightholder of each proposed sale by it of shares of Capital Stock that gives rise to the rights of the Tag-Along Rightholders set forth in Section 3.1, at least thirty (30) days prior to the proposed consummation of such Transfer, setting forth the name of such Selling Article 3 Shareholder, the number of shares of Capital Stock proposed to be transferred (the “Tag-Along Offered Securities”), the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration (the “Tag-Along Offer Price”), the terms and conditions of payment offered by such Third Party Purchaser, the estimated number of the shares of Capital Stock that such Tag-Along Rightholder may Transfer to such Third Party Purchaser (determined in accordance with Section 3.1 and assuming that all Tag-Along Rightholders exercise their rights under this Section 3.1), and a representation that such Third Party Purchaser has been informed of the “tag-along” rights provided for in Section 3.1 and has agreed to purchase shares of Capital Stock in accordance with the terms hereof. The tag-along rights provided by Section 3.1 must be exercised by any Tag-Along Rightholder wishing to sell its shares of Capital Stock within thirty (30) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Article 3 Shareholder indicating such Tag-Along

Rightholder’s wish to exercise its rights and specifying the number of shares of Capital Stock (up to the maximum number of shares of Capital Stock owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser) it wishes to sell; provided, however, that any Tag-Along Rightholder may waive its rights under Section 3.1 prior to the expiration of such thirty (30) day period by giving written notice to the Selling Shareholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within such thirty (30) day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under Section 3.1. If a Third Party Purchaser fails to purchase shares of Capital Stock from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to Section 3.1, then the Selling Article 3 Shareholder shall not be permitted to consummate the proposed sale of the Tag-Along Offered Securities, and any such attempted sale or proposed sale shall be null and void ab initio.
ARTICLE 4.
AFTER-ACQUIRED SECURITIES; TRANSFERRED SECURITIES; AGREEMENT TO BE
BOUND
     4.1 After-Acquired Securities. All of the provisions of this Agreement shall apply to all Shares and Share Equivalents now owned or which may be issued or transferred hereafter and prior to the Initial Public Offering to a Shareholder in consequence of any additional issuance, purchase, conversion, exercise, exchange or reclassification of any such Shares or Share equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend or which are acquired by a Shareholder in any other manner.
     4.2 Agreement to be Bound. The Company covenants that it shall not issue any shares of Capital Stock or any Share Equivalents (other than options granted pursuant to a Company option plan approved by unanimous vote of the Board of Directors, including both Walnut Directors), or register the transfer of any shares of Capital Stock or any Share Equivalents (other than options granted pursuant to a Company option plan approved by unanimous vote of the Board of Directors, including both Walnut Directors), to any Person not a party to this Agreement, unless such Person has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument reasonably acceptable to the Company and to the holders of a majority in interest of the then-issued and outstanding New Class B Preferred and to the holders of a majority in interest of the issued and outstanding New Class A Preferred and Common Stock, voting together as a single class. The joinder agreement attached hereto and incorporated herein as Exhibit 4.2 is reasonably acceptable to the Company and to the holders of a majority in interests of the issued and outstanding New Class B Preferred and New Class A Preferred, voting together as a single class. Upon becoming a party to this Agreement, such Person shall be deemed to be, and shall be subject to the same obligations as, each Shareholder hereunder. Any issuance or transfer of Shares or any Share Equivalents by the Company in violation of this Section 4.2 shall be null and void ab initio.
ARTICLE 5.
CORPORATE GOVERNANCE

     5.1 General. From and after the date of this Agreement, each Shareholder shall vote its, his or her Shares at any regular or special meeting of the members of the Company (a “Shareholders Meeting”) or in any written consent executed in lieu of such a meeting of the members (a “Written Consent”), and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Sections 5.3 and 5.4 hereof) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement. In addition, each Shareholder shall vote its, his or her Shares at any Shareholders Meeting or act by Written Consent with respect to such Shares, upon any matter submitted for action by the Company’s shareholders or with respect to which such Shareholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents.
     5.2 Shareholder Actions. In order to effectuate the provisions of this Article 5, each Shareholder: (a) hereby agrees that when any action or vote is required to be taken by such Shareholder pursuant to this Agreement, such Shareholder shall use its, his or her reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a Shareholders Meeting, or to execute or cause to be executed a Written Consent to effectuate such action of the members; (b) shall use its, his or her reasonable best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement; and (c) shall use its, his or her reasonable best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Article 5.
     5.3 Election of Directors; Number and Composition. Without limiting the effect of any provisions of the Amended and Restated Articles of Incorporation giving certain holders of Preferred Stock representation on the Board of Directors, each Shareholder shall vote its, his or her Shares at any Shareholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be seven (7). Each Shareholder shall vote its, his or her Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and take all other actions necessary to ensure the election to the Board of Directors of the following members:
          (i)  two (2) individuals designated by Walnut (the “Walnut Directors”), as long as Walnut or an Affiliate thereof continues to own at least fifty percent (50%) of the shares of New Class B Preferred (of all Series, taken together) owned by Walnut as of July 14, 2006 (or of Common Stock acquired by conversion of such shares of New Class B Preferred). If Walnut or an Affiliate thereof ceases to own at least fifty percent (50%) of the shares of New Class B Preferred (of all Series, taken together) owned by Walnut as of July 14, 2006 (or of Common Stock acquired by conversion of such shares of New Class B Preferred), the two (2) Directors previously designated by Walnut shall be designated by a majority in interest of the then-outstanding New Class B Preferred of all Series, voting together as a single class. Initially the two (2) Directors designated pursuant to this Section 5.3(i) shall be Frederic H. Mayerson and James M. Gould; and

          (ii)  one (1) individual designated by William P. Parker and Julie P. Parker, as long as William P. Parker is alive and as long as William P. Parker and Julie P. Parker or Affiliates thereof own, in the aggregate, at least fifty percent (50%) of the shares of New Class A Preferred (of all Series, taken together) owned by them as of July 14, 2006 (or of Common Stock acquired by conversion of the New Class A Preferred). Initially, the Director designated pursuant to this Section 5.3(ii) shall be William P. Parker; and,
          (iii)  three (3) individuals elected by T. O’Gara and W. O’Gara (the “Management Directors”) as long as T. O’Gara and W. O’Gara or Affiliates thereof continue to own at least fifty percent (50%) of the shares of New Class B Preferred (of all Series, taken together) owned by T. O’Gara and W. O’Gara as of July 14, 2006 (or of Common Stock acquired by conversion of such shares of New Class B Preferred). If T. O’Gara and W. O’Gara or Affiliates thereof cease to own at least fifty percent (50%) of the shares of New Class B Preferred (of all Series, taken together) owned by T. O’Gara and W. O’Gara as of July 14, 2006 (or of Common Stock acquired by conversion of such shares of New Class B Preferred) the three (3) Directors previously designated by T. O’Gara and W. O’Gara shall be designated by a majority-in-interest of the then-outstanding New Class B Preferred. Initially, the three (3) Directors designated pursuant to this Section 5.3(iii) shall be Thomas M. O’Gara, Wilfred T. O’Gara and Michael J. Lennon; and,
          (iv)  one (1) individual nominated by Thomas M. O’Gara and approved by the holders of a majority of the then-outstanding shares of New Class B Preferred (such approval not to be unreasonably withheld). Initially, the Director designated pursuant to this Section 5.3(iv) shall be Abram S. Gordon.
     5.4 Removal and Replacement of Directors. Each Shareholder shall vote such Shares over which such Person has voting control, and will take all other necessary or desirable actions within his, her or its control and consistent with legal duty (whether in his, her or its capacity as a Shareholder, director, member of a Board committee or officer of the Company or otherwise), and the Company will take all necessary and desirable actions within its control and consistent with legal duty, in order to cause:
          (a)  the removal from the Board of Directors (with or without cause) of any representative(s), at the written request of the Persons entitled to designate such representative(s) under Section 5.3 above, but only upon such written request and under no other circumstances;
          (b)  in the event that any representative designated or elected hereunder for any reason ceases to serve as a member of the Board of Directors during such representative’s term of office, the resulting vacancy on the Board of Directors to be filled by a representative designated or elected as provided in Section 5.3 above by the Persons entitled to designate or elect such representative(s) under Section 5.3 above; and
          (c)  in the event William P. Parker and Julie P. Parker no longer have the right to designate a director under Section 5.3(ii) above due to the death of William P. Parker, Julie P. Parker shall have the right to attend meetings of the Board of Directors as an observer (with voice but without vote) and the Director vacancy shall be filled by an individual jointly designated by the holders of a majority of the then-outstanding shares of New Class A Preferred, with the approval (not to be unreasonably withheld) of the holders of a majority of the then-outstanding shares of New Class B Preferred.
     5.5 Reimbursement of Expenses. The Company shall reimburse each director and observer for all reasonable travel, accommodation and ancillary expenses incurred by such director or observer to attend all meetings of the Board of Directors or incurred when conducting Company business, in either case upon presentation of appropriate documentation therefor.
     5.6 New Class A Preferred Information Rights. The holders of the New Class A Preferred shall have, and are hereby granted by the Company, the information rights of an “Investor” under Section 5.1 of the Recapitalization Agreement.
ARTICLE 6.
MISCELLANEOUS
     6.1 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:
     if to the Company:
The O’Gara Group, Inc.
7570 East Kemper Road, Suite 460
Cincinnati, OH 45249
Attention: Wilfred T. O’Gara
     with a required copy (which shall not constitute notice) to:
Abram S. Gordon, Esq.
7570 East Kemper Road, Suite 460
Cincinnati, OH 45249
     if to any Shareholder:
To the addresses set forth in the register maintained by the Company.
     All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged and telephonically confirmed, if telecopied.
     6.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Company may not assign any of its rights under this Agreement, directly or indirectly, voluntarily or by operation of law (by merger, consolidation or otherwise) without the written consent of the beneficial owners of both: (x) a majority of the issued and outstanding New Class B Preferred of all Series, voting together as a single class; and (y) the holders of not less than a majority in interest of the issued and outstanding New Class A Preferred of all Series, voting together as a single class. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. No merger or consolidation of the Company with any other Person, including any Person affiliated with any Shareholder of the Company, shall operate to deprive the parties hereto of the benefits of this Agreement. Notwithstanding anything to the contrary in this Agreement, whenever any Class B Shareholder or Class A Shareholder shall be permitted to purchase any shares of Capital Stock pursuant to this Agreement, such Class B Shareholder or Class A Shareholder shall have the right to designate an Affiliate of such Class B Shareholder or Class A Shareholder to effectuate such purchase.
     6.3 Amendment and Waiver.
          (a)  Except as specifically set forth in this Agreement, no failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.
          (b)  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each of: (i) the Company; (ii) Shareholders beneficially owning not less than a majority in interest of the then issued and outstanding New Class B Preferred of all Series, voting together as a single class; and (iii) Shareholders beneficially owning not less than a majority of the then outstanding New Class A Preferred of all Series, voting together as a single class. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Shareholders. Not in limitation of the foregoing, (A) no amendment to Section 5.3 shall eliminate or modify a Shareholder’s right to designate a director pursuant to subsections (i)-(iv) thereof, without the written consent of the Shareholder or Shareholders designating such director, and (B) no amendment shall adversely affect the rights of a Shareholder or a Class of Preferred Stock in a manner disproportionate to the effect on other Shareholders or Class of Preferred Stock, as the case may be, without the written consent of such Shareholder or holders of a majority of the shares of all Series of such Class, voting together as a single class, as the case may be.
     6.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

     6.5 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense that the plaintiff party has an adequate remedy at law.
     6.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     6.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
     6.8 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.
     6.9 Entire Agreement.
          (a)  This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, supersede all contemporaneous or prior agreements and understandings between the parties with respect to such subject matter, including (without limitation) the Existing Shareholders Agreement.
          (b)  Each of the parties to this Agreement consents to the termination of the rights of certain Shareholders under: (i) Sections 4.16 and 4.17 of the Investment Agreement dated as of December 16, 2005 among the Company, Walnut, Hauser, Motto, T. O’Gara, W. O’Gara, Lennon and Campbell; (ii) the Irrevocable Subscription Agreement dated as of December 16, 2005 between T. O’Gara and the Corporation; (iii) Section 4.16 and 4.17 of the Investment Agreement dated as of May 6, 2005 among the Company, Walnut, Hauser and Campbell; (iv) the Irrevocable Subscription Agreement dated as of May 6, 2005 between T. O’Gara and the Company; and (v) Section 4.17 of the Investment Agreement dated as of May 17, 2004 between the Company and WIP.
     6.10 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall terminate upon the IPO Closing Date.

     6.11 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
     6.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of Ohio, without regard to principles of conflicts of law.
     6.13 Consent to Jurisdiction; Venue. Each of the parties to this Agreement hereby agrees and irrevocably consents : (x) to the non-exclusive jurisdiction of any state or federal court located within Hamilton County, Ohio for purposes of the enforcement by any party of its rights, or the construction of the terms of, this Agreement and related documents; and (y) to such service of process as may be made as set forth in the notice provision of this Agreement. Each of the parties hereby irrevocably waives any objection to the venue of action instituted hereunder in such state or federal court, whether on forum non conveniens or any other ground.
(Remainder of page intentionally blank; signature page follows.)

     The undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

THE O’GARA GROUP, INC.

By:

Name:
Title:

WALNUT INVESTMENT PARTNERS, L.P.

By:	Walnut Investments Holding Company, LLC, Its General Partner

By:

Name:
Title:

WALNUT PRIVATE EQUITY FUND, L.P.

By:	Walnut Private Equity Fund GP, LLC, Its General Partner

By:

Name:
Title:

WALNUT HOLDINGS O’GARA, LLC

By:

Name:
Title:

WILLIAM J. MOTTO

PMR, LLC

By:

Name:
Title:

THE THOMAS M. O’GARA FAMILY TRUST

By:

Name:
Title:

WILFRED T. O’GARA

MICHAEL J. LENNON

KURT M. CAMPBELL

WILLIAM P. PARKER

JULIE P. PARKER

MARK J. HAUSER

HAUSER 43, LLC

By:

Name:
Title:

VIR REALTY, LLC

By:

Name:
Title:

BRETT T. BEAMAN

RICHARD T. HOLMAN-VLCEK

CALVIN O’DELL FRYE

EXHIBIT 4.2
JOINDER AGREEMENT AND
COUNTERPART SIGNATURE PAGE
     The undersigned hereby executes and delivers this Joinder Agreement and Counterpart Signature Page to the Second Amended and Restated Shareholders Agreement among The O’Gara Group, Inc. and its Shareholders, as amended from time to time (the “Shareholders Agreement”). Concurrently with the execution of this Joinder Agreement and Counterpart Signature Page, the undersigned will become a New Class A shareholder of The O’Gara Group, Inc. under the terms of the Shareholders Agreement, hereby joins to the Shareholders Agreement as if an original signatory thereto and hereby becomes bound by the provisions (including restrictions on transfer) of the Shareholders Agreement.

THE O’GARA GROUP, INC.

By:
Its:

NEW CLASS A SHAREHOLDER:

By:

Exhibit 3.5.1
Balance Sheet
See attached.

Exhibit 5.4
Brokers
None.